SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES AND EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

Tidewater Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TIDEWATER INC.

601 Poydras Street, Suite 1900

New Orleans, Louisiana 70130

June 27, 2008

To Our Stockholders:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Tidewater Inc. to be held at the Pan-American Life Center Auditorium, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, on July 31, 2008, at 10:00 a.m., Central Time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of the company. Our directors and officers will be present to respond to any questions that you may have.

You are requested to vote by proxy as promptly as possible. You can vote by signing, dating, and returning the enclosed proxy card in the envelope provided. You can also call in your vote by touchtone telephone or send it over the Internet using the instructions on the proxy card. If you attend the meeting, which we hope you will do, you may vote in person even if you have previously voted by proxy.

Sincerely,

DEAN E. TAYLOR

Chairman, President and Chief Executive Officer

INFORMATION ABOUT ATTENDING THE ANNUAL MEETING

If you plan to attend the meeting in person, please bring the following:

1.	Proper identification (preferably a driver’s license); and

2.	Acceptable Proof of Ownership if your shares are held in “Street Name.”

Street Name means your shares are held of record by brokers, banks or other institutions.

Acceptable Proof of Ownership is a letter from your broker stating that you beneficially owned Tidewater Inc. stock on the record date or an account statement showing that you beneficially owned Tidewater Inc. stock on the record date.

We may exclude from the meeting any person who is not a stockholder of record on the record date (or a duly designated proxy) or a street name holder on the record date evidenced as described above.

TIDEWATER INC.

601 Poydras Street, Suite 1900

New Orleans, LA 70130

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2008 Annual Meeting of the Stockholders of TIDEWATER INC. (the “company”) will be held in the Pan-American Life Center Auditorium, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, on July 31, 2008, at 10:00 a.m., Central Time, to vote upon the following matters:

•	The election of nine directors for a term of one year;

•	Approval of the terms of the Tidewater Inc. Executive Officer Annual Incentive Plan;

•	Ratification of the selection of Deloitte & Touche LLP (“Deloitte & Touche”) as the company’s independent registered public accounting firm for the fiscal year ending March 31, 2009;

•	Such other matters as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on June 6, 2008, are entitled to notice of and to vote at the 2008 Annual Meeting.

Your vote is important. If you are unable to attend in person and wish to have your shares voted, please complete, date and sign the enclosed proxy card, and return it in the accompanying envelope as promptly as possible. Alternatively, you may vote by touchtone telephone or over the Internet as explained on the proxy card. You may revoke your proxy by giving notice to our Secretary at any time before the annual meeting.

By Order of the Board of Directors

BRUCE D. LUNDSTROM

Senior Vice President, General Counsel

and Secretary

New Orleans, Louisiana

June 27, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON JULY 31, 2008.

This proxy statement and our 2008 annual report

are available at www.envisionreports.com/TDW for registered holders and www.edocumentview.com/TDW for beneficial holders

TIDEWATER INC.

601 Poydras Street, Suite 1900

New Orleans, LA 70130

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I receiving this proxy statement?

A:	Our board of directors is soliciting your proxy to vote at the annual meeting because you owned shares of our common stock at the close of business on June 6, 2008, the record date for the meeting, and are entitled to vote those shares at the meeting. The proxy statement, along with a proxy card or a voting instruction card, is being mailed to stockholders beginning June 27, 2008. This proxy statement summarizes the information you need to know to vote on the matters that will be considered at the annual meeting. You do not need to attend the annual meeting to vote your shares.

Q:	On what matters will I vote?

A:	At the annual meeting, our stockholders will be asked to elect nine directors, approve the terms of the Tidewater Inc. Executive Officer Annual Incentive Plan (the “Plan”), ratify the selection of Deloitte & Touche as our independent registered public accounting firm for fiscal year 2009, and consider any other matter that properly comes before the meeting.

Q:	Where and when will the meeting be held?

A:	The meeting will be held in the Pan-American Life Center Auditorium, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, on July 31, 2008, at 10:00 a.m., Central Time.

Q:	Who is soliciting my proxy?

A:	Our board of directors is soliciting your proxy that would be voted at our 2008 annual meeting of stockholders. By completing and returning the proxy card or voting instruction card, you are authorizing the proxy holder to vote your shares at our annual meeting as you have instructed on the proxy card.

Q:	How many votes may I cast?

A:	You may cast one vote for every share of our common stock that you owned on the record date. With respect to the election of directors, you may cast one vote for every share of our common stock that you owned on the record date for each director nominee.

Q:	How many votes can be cast by all stockholders?

A:	As of the record date, we had 51,430,093 shares of common stock outstanding, all of which were entitled to one vote per share.

Q:	How many shares must be present to hold the meeting?

A:	Our amended and restated bylaws provide that the presence at the meeting of a majority of the outstanding shares of stock entitled to vote constitutes a quorum. As of the record date, 25,715,047 shares constitute a majority of our outstanding stock entitled to vote at the meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the “stockholder of record.” The proxy materials have been directly sent to you by us.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” The proxy materials have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the Internet.

Q:	Can my shares be voted if I don’t return the proxy card and do not attend the meeting in person?

A:	If you hold shares in street name and you do not provide voting instructions to your broker, bank or nominee, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”). In that case, your shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such proposal. Under New York Stock Exchange rules, brokers generally have discretionary authority to vote without instructions from beneficial owners on the election of directors, the adoption or approval of the terms of certain cash compensation plans, such as our proposed Plan, and the ratification of the appointment of a registered public accounting firm.

If you don’t vote shares registered in your name, your shares will not be voted.

Q:	What vote is required to approve each item?

A:	Election of Directors. Our amended and restated bylaws provide that directors are elected by a plurality of the votes cast by holders of common stock present in person or represented by proxy and entitled to vote at the annual meeting. This means that the director nominee with the most votes for a particular slot is elected for that slot. You may vote “for” all director nominees or withhold your vote for any one or more of the director nominees. Only votes “for” are counted in determining whether a plurality has been cast in favor of a director. If you hold your shares in street name and don’t give voting instructions to your broker, bank or nominee, they will be entitled to vote your shares with respect to the election of directors. Abstentions, broker non-votes and withheld votes will have no effect on the plurality vote for the election of directors.

Although our directors are elected by plurality vote, the board has adopted a majority voting policy that provides that if, in an uncontested election, any nominee for director receives a greater number of “withheld” votes than “for” votes, he or she is required to tender his or her resignation for consideration by the nominating and corporate governance committee of the board of directors. We have provided more information about our majority voting policy in this proxy statement under the heading “Corporate Governance—Majority Voting Policy.”

Approval of the Plan. The proposal to approve the terms of the Plan requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting. If you hold your shares in street name and don’t give voting instructions to your broker, bank or nominee, they will be entitled to vote your shares with respect to the approval of the Plan. Broker non-votes will have no effect on the voting calculations for the approval of the Plan. Abstentions will count as a vote against the approval of the terms of the Plan.

Ratification of Independent Registered Public Accounting Firm. The proposal to ratify the selection of Deloitte & Touche as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting. If you hold your shares in street name and don’t give voting instructions to your broker, bank or nominee, they will be entitled to vote your shares with respect to the ratification of the selection of our independent registered public accounting firm. Broker non-votes will have no effect on the voting calculations for the ratification of the appointment of our independent registered public accounting firm. Abstentions will count as a vote against the ratification of the selection of our independent registered public accounting firm.

All other matters to properly come before the annual meeting will be decided by the vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting, except as otherwise provided by statute, our certificate of incorporation, or our amended and restated bylaws.

Q:	How do I vote?

A:	You may vote using any of the following methods:

•	Proxy card or voting instruction card: You may vote by completing, signing and dating the card and then returning it in the enclosed prepaid envelope.

•

By telephone or the Internet:    The availability of telephone and Internet voting for beneficial owners whose shares are held in street name will depend on the voting procedures adopted by your broker, bank or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

•

In person at the annual meeting:    You may also vote in person at the annual meeting, either by attending the meeting yourself or authorizing a representative to attend the meeting on your behalf. You may also execute a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a proxy from your broker, bank or nominee naming you as the proxy holder and present it to the inspectors of election with your ballot when you vote at the annual meeting.

Q:	Once I deliver my proxy, can I revoke or change my vote?

A:	Yes. You may revoke or change your proxy at any time before it is voted by giving a written revocation notice to our Secretary, by delivering timely a proxy with a later date or by voting in person at the meeting.

Q:	What if I don’t vote for a proposal on the proxy card I return?

A:	If you properly execute and return a proxy or voting instruction card, your stock will be voted as you specify. If you are a stockholder of record and make no specifications on your proxy card, your shares will be voted (i) FOR the director nominees, (ii) FOR the Plan, and (iii) FOR the ratification of the selection of Deloitte & Touche as our independent registered public accounting firm for fiscal year 2009. If you are a beneficial owner of shares and don’t give voting instructions to your broker, bank or nominee, they will be entitled to vote your shares with respect to the election of directors, the approval of the terms of the Plan, and the ratification of the selection of our independent registered public accounting firm.

Q:	Who pays for soliciting proxies?

A:	We pay all costs of soliciting proxies. In addition to solicitations by mail, we have retained Morrow & Co. to aid in the solicitation of proxies at an estimated fee of $5,000, and Broadridge Financial Solutions, Inc. (formerly ADP Investor Communications) at an estimated fee of $150,000. Our directors, officers and employees may request the return of proxies by mail, telephone, Internet, personal interview or other means. We are also requesting that banks, brokerage houses and other nominees or fiduciaries forward the soliciting material to their principals and that they obtain authorization for the execution of proxies. We will reimburse them for their reasonable expenses.

Q:	Could other matters be considered and voted upon at the meeting?

A:	The board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the meeting. In addition, pursuant to our amended and restated bylaws, the time has elapsed for any stockholder to properly bring a matter before the meeting. However, if any other matter does properly come before the meeting, the proxy holder will vote the proxies in his discretion.

Q:	What happens if the meeting is postponed or adjourned?

A:	Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of June 6, 2008, by each director, by each executive officer named in the Summary Compensation Table, and by all directors and executive officers as a group:

Name	Amount and Nature of Beneficial Ownership*		Percent of Class of Common Stock(1)	Tidewater Inc. Deferred Stock Units(2)
M. Jay Allison	0		*	2,724
James C. Day	0		*	1,042
Stephen W. Dick	59,425	(4)(6)	*	0
Richard T. du Moulin	23,200	(3)(7)	*	3,541
Cliffe F. Laborde	27,125	(4)(6)(9)	*	0
J. Wayne Leonard	15,000	(3)	*	3,541
J. Keith Lousteau	115,576	(4)(6)	*	0
Bruce D. Lundstrom	13,799	(4)(6)	*	0
Jon C. Madonna	12,100	(3)	*	3,541
William C. O’Malley	76,888	(3)(4)	*	3,541
Richard A. Pattarozzi	22,500	(3)	*	3,541
Jeffrey M. Platt	47,404	(4)(6)(8)	*	0
Nicholas Sutton	0		*	3,022
Cindy B. Taylor	0		*	313
Dean E. Taylor	493,934	(4)(6)(10)	*	0
Jack E. Thompson	7,500	(3)	*	3,541
All directors and executive officers as a group (16 persons)	914,450	(5)	1.78%	28,347

*	Less than 1.0%.
(1)	Calculated on the basis of 51,430,093 shares of common stock outstanding at June 6, 2008, and includes for each person and group the number of shares the person or group has the right to acquire within 60 days.
(2)	Each of the non-management directors receives deferred stock units under the Directors Deferred Stock Units Plan as part of his or her annual compensation.
(3)	Includes shares that may be acquired within 60 days upon exercise of non-management director stock options, as follows: Mr. du Moulin, 15,000; Mr. Leonard, 15,000; Mr. Madonna, 5,000; Mr. O’Malley, 22,500; Mr. Pattarozzi, 22,500; and Mr. Thompson, 5,000.
(4)	Includes shares that may be acquired within 60 days upon exercise of employee stock options, as follows: Mr. Dick, 18,000; Mr. Laborde, 10,000; Mr. Lousteau, 66,165; Mr. Platt, 13,000; and Mr. Taylor 397,066. Also includes shares attributable to accounts under our 401(k) Savings Plan as follows: Mr. Dick, 49; Mr. Lousteau, 5,035; Mr. Lundstrom, 103; Mr. O’Malley, 652; Mr. Platt, 911; and Mr. Taylor, 3,755.
(5)	Includes 589,231 shares of our common stock that such persons have the right to acquire within 60 days through the exercise of options; 2,303 shares for which directors and executive officers reported indirect ownership and disclaim beneficial ownership; and 10,504 shares attributable to such persons’ accounts in our 401(k) Savings Plan.
(6)	Includes 19,388 shares of restricted stock as to which Mr. Dick has the sole voting power, but no investment power; 5,765 shares of restricted stock as to which Mr. Laborde has the sole voting power, but no investment power; 21,105 shares of restricted stock as to which Mr. Lousteau has the sole voting power, but no investment power; 12,493 shares of restricted stock as to which Mr. Lundstrom has the sole voting power, but no investment power; 20,484 shares of restricted stock as to which Mr. Platt has the sole voting power, but no investment power, and 57,324 shares of restricted stock as to which Mr. Taylor has the sole voting power, but no investment power.
(7)	Includes 1,100 shares owned by Mr. du Moulin’s children, beneficial ownership of which is disclaimed.
(8)	Includes 708 shares acquired in a previous employer’s 401(k) Plan.
(9)	Mr. Laborde retired as executive vice president, general counsel and secretary of the company on June 29, 2007.
(10)	Includes 1,203 shares owned by Mr. Taylor’s children, beneficial ownership of which is disclaimed.

CORPORATE GOVERNANCE

Our board of directors and management have adopted corporate governance practices designed to aid in the fulfillment of their respective duties and responsibilities to the company’s stockholders.

Corporate Governance Policy.    The board of directors has adopted a Corporate Governance Policy, which is the framework for the governance of our company. From time to time, the board of directors reviews and may revise our Corporate Governance Policy to reflect new regulatory requirements and evolving corporate governance practices.

Code of Business Conduct and Ethics.    The board of directors has also adopted a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics sets forth principles of ethical and legal conduct to be followed by our directors, officers, and employees. Under our Code of Business Conduct and Ethics, any employee who reasonably believes or suspects that any director or employee has violated the Code of Business Conduct and Ethics is responsible for reporting such activities. We do not permit retaliation of any kind against any person who, in good faith, reports any known or suspected improper activities pursuant to the Code of Business Conduct and Ethics.

Our Code of Business Conduct and Ethics also references disclosure controls and procedures required to be followed by all officers and employees involved with the preparation of the company’s SEC filings. These disclosure controls and procedures are designed to enhance the accuracy and completeness of the company’s SEC filings.

Communications with Directors.    The board of directors has adopted procedures for stockholders and other interested parties to communicate directly with our board, the non-management directors or any individual director by writing to any one of the independent directors in care of our Secretary at 601 Poydras St., Suite 1900, New Orleans, LA 70130. Our company or the individual director that you contact will forward the communication to the appropriate director. For more information regarding how to contact the members of our board, please visit our web site at http://www.tdw.com/company/concerns.html.

Complaint Procedures for Accounting, Auditing and Financial Related Matters.    The audit committee has established procedures for receiving, reviewing and responding to complaints from any source regarding accounting, internal accounting controls and auditing matters. The audit committee has also established procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Interested parties may communicate such complaints by following the procedures described under the heading “Communications with Directors” above. Employees may report such complaints by following the procedures outlined in the Code of Business Conduct and Ethics and through other procedures communicated and available to them. We do not permit any retaliation of any kind against any person who, in good faith, submits a complaint or concern under these procedures.

Majority Voting Policy.    The board of directors has adopted a Majority Voting Policy. Any nominee for director in an uncontested election who receives a greater number of “withheld” votes than “for” votes shall tender his or her resignation following certification of the stockholder vote. The nominating and corporate governance committee is required to promptly consider the tendered resignation and recommend to the board of directors whether to accept the tendered resignation. The board is required to act on the committee’s recommendation within 90 days following certification of the stockholder vote.

We will promptly publicly disclose the board of directors’ final decision and decision process in a current report on Form 8-K filed with the Securities and Exchange Commission.

Executive Sessions of Independent Board Members.    The non-management members of the board of directors meet each year in regularly scheduled executive sessions. Additional executive sessions may be scheduled throughout the year by the non-management directors. The company’s lead director presides over these sessions.

Annual Board Self-Assessments.    The board of directors has instituted annual self-assessments of the board of directors, as well as the audit committee, the compensation committee, the nominating and corporate governance committee and the finance and investment committee, to assist in determining whether the board of directors and its committees are functioning effectively. In fiscal 2008, the board and each of its committees completed self-evaluations and reviewed and discussed the results. The nominating and corporate governance committee oversees this evaluation process.

Board Committee Charters.    The board of directors has adopted written charters for the audit committee, the compensation committee, the nominating and corporate governance committee and the finance and investment committee. Each committee reviews and evaluates its charter at least annually and recommends any proposed changes to the board of directors for approval.

Availability of Corporate Governance Materials.    You may access all committee charters, our Corporate Governance Policy, our Code of Business Conduct and Ethics, our Majority Voting Policy (which is contained in our Corporate Governance Policy) and other corporate governance materials through the “Governance” page of our website at http://www.tdw.com. You also may receive printed copies without charge by writing to us at: 601 Poydras St., Suite 1900, New Orleans, LA 70130, Attention: Secretary.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

The company and its chief financial officer, J. Keith Lousteau, entered into a formal settlement with the Securities and Exchange Commission (the “Commission”) on September 27, 2007, bringing to a conclusion the informal inquiry by the Miami office of the Commission into an approximate $26.5 million impairment charge recognized by the company at the end of its 2004 fiscal year.

In connection with the settlement, the Commission issued a cease and desist order that had been negotiated between the company, Mr. Lousteau, and the enforcement staff of the Miami office. Neither the company nor Mr. Lousteau admitted nor denied the findings of the Commission set forth in the order; however, the order requires the company and Mr. Lousteau to cease and desist from committing or causing any current or future violation of the statutes and regulations listed below. The company was found by the Commission, for certain reporting periods preceding the fiscal year ended March 31, 2004, not to have (i) performed proper impairment analysis on certain of its supply vessels in the Gulf of Mexico, (ii) reviewed properly its depreciation estimates related to such vessels, (iii) disclosed fully and accurately in certain of its public filings the inactive status of certain of the vessels, or (iv) maintained adequate internal controls to assure a proper impairment analysis of its Gulf of Mexico fleets. By reason of these findings, the order cited the company for violating Sections 13(a) and 13(b)(2)(B) of the Securities and Exchange Act of 1934 and Rules 12b-20, 13a-1 and 13a-13 thereunder, and Mr. Lousteau was cited for causing the company to violate these statutes and regulations. The order also cited Mr. Lousteau for improperly signing Sarbanes-Oxley civil certifications for the fiscal year ended March 31, 2003 and for fiscal quarters beginning with the quarter ended September 30, 2002 and ending December 31, 2003.

The cease and desist order does not require the company to restate any of its historical financial statements or pay any fines or penalties, impose any other sanctions on the company or Mr. Lousteau, or impose any prospective or forward-looking compliance or supervisory measures on the company. Additional information related to the settlement is included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008.

ELECTION OF DIRECTORS

(PROPOSAL 1)

At the 2006 Annual Meeting, the stockholders approved an amendment to the company’s amended and restated bylaws to eliminate our classified board and to provide for the annual election of directors. The amendment calls for the gradual implementation of annual elections, with previously elected directors continuing to serve their full year term, but with any directors elected at or after the 2007 Annual Meeting being elected for a one year term.

It is intended that the proxies solicited hereby will be voted FOR the election of each of the nominees. In the event any nominee is not a candidate when the election occurs, it is intended that the proxies will be voted for the election of the other nominees and may be voted for any substitute nominee. Our board has no reason to believe that any nominee will not be a candidate or, if elected, will be unable or unwilling to serve as a director. In no event, however, will the proxies be voted for a greater number of persons than the number of nominees named.

Nominees for Director

Nominees for election at this meeting to terms expiring in 2009:

M. Jay Allison, 52, President and Chief Executive Officer of Comstock Resources, Inc. since 1988, Chairman of the Board of Directors of Comstock Resources, Inc. since 1997, Director of Comstock Resources, Inc. since 1987; Chairman of the Board of Directors of Bois d’Arc Energy, Inc.; Former Regent of Baylor University; Member of the Advisory Board of the Salvation Army in Dallas, Texas; President of Legacy Christian Academy, Frisco, Texas, since 2001. Director since 2006.

James C. Day, 65, retired Chairman of the Board and former Chief Executive Officer of Noble Corporation; Former Director of Offshore Energy Center, Global Industries, Ltd., Noble Energy, Sarkeys Energy Center at the University of Oklahoma, the National Safety Council, the American Petroleum Institute (API), the Houston YMCA, Boys & Girls Country and The Sam Houston Area Boy Scouts of America; Former Chairman of the National Ocean Industry Association (NOIA) and International Association of Drilling Contractors (IADC); Former Member of the Independent Petroleum Association of America (IPAA), the Society of Petroleum Engineers, Inc. (SPE) and the American Bureau of Shipping (ABS). Director since 2007.

Richard T. du Moulin, 61, President of Intrepid Shipping LLC since 2002; Chairman and CEO of Marine Transport Corporation, 1998-2002; Director of Teekay Tankers and Globe Wireless; Member of the Board of Trustees and Chairman of the Development Committee of Seamens Church Institute; Trustee of Storm Trysail Club, New York Yacht Club and Friends of Georgetown Sailing. Director since 2003.

J. Wayne Leonard, 57, Chief Executive Officer and Director of Entergy Corporation (public utility) since 1999. Director since 2003.

Richard A. Pattarozzi, 65, former Vice President of Shell Oil Company E&P; President and Chief Executive Officer of Shell Deepwater Development, Inc. and Shell Deepwater Production, Inc; Director of Global Industries, Inc., Stone Energy, Inc., Superior Energy Services, Inc. and FMC Technologies, Inc; Secretary and Member of the Board of Trustees of the National WWII Museum. Director since 2001.

Nicholas Sutton, 63, Chairman and Chief Executive Officer of Resolute Natural Resources Company (and affiliated entities); Director of the St. Francis Hospital Foundation in San Francisco; Former Director of HS Resources, Inc., Kerr-McGee Corporation, Colorado Oil & Gas Association and the Association Board of the San Francisco Bay Area YMCA. Director since 2006.

Cindy B. Taylor, 46, President and Chief Executive Officer of Oil States International, Inc. since April 2007; Director of Oil States International, Inc. and Global Industries, Ltd. Director since January 2008.

Dean E. Taylor, 59, Chairman since July 2003, Chief Executive Officer since March 2002, and President since October 2001; Executive Vice President, 2000-2001, Senior Vice President, 1998-2000. Director of Whitney Holding Corporation and the American Bureau of Shipping; United Way Campaign Cabinet Member, Greater New Orleans United Way, 2006-2007, 2007-2008. Director since 2001.

Jack E. Thompson, 58, Management Consultant since December 2001; Vice Chairman of Barrick Gold Corp. (gold mining), 2001 to 2005; Chairman and CEO of Homestake Mining Co., 1994 to 2001; Director of Century Aluminum Co; Advisory Board Member of Resource Capital Funds III and IV since 2002; Former Director of Phelps Dodge Corp., Stillwater Mining Co., Barrick Gold Corp., Rinker Group, Ltd. and Homestake Mining Co. Director since 2005.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NINE NOMINEES FOR DIRECTOR LISTED ABOVE.

Continuing Directors

Class III Directors whose terms continue until 2009:

Jon C. Madonna, 65, formerly Chairman of DigitalThink, Inc. (e-commerce company), 2002-2004, previously President and Chief Operating Officer since January 2002; President and Chief Executive Officer of Carlson Wagonlit Travel, 1999-2000; Vice Chairman of Travelers Group, 1997-1998; Chairman and Chief Executive Officer of KPMG Peat Marwick, 1990-1996; Director of AT&T Corp., Freeport-McMoran Copper & Gold Inc., and Jazz Technologies, Inc. Director since 1999.

William C. O’Malley, 71, formerly Chairman, (1994-2003), President, (1994-2001), and Chief Executive Officer, (1994-2002) of the company; prior thereto, served as Chairman of the Board and Chief Executive Officer of Sonat Offshore Drilling, Inc.; Director of Hibernia Corporation, Plains Resources, and BE&K, Inc. Director since 1994.

INDEPENDENCE OF DIRECTORS

The board of directors is currently composed of eleven directors, ten of whom the board has determined meet the New York Stock Exchange definition of independence. In making this determination, the board evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the company and management. In its review of director independence, the board considered the commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the company or management. The standards relied upon by the board in affirmatively determining whether a director is independent are comprised of those objective standards set forth in corporate governance listing standards of the New York Stock Exchange. The board of directors, in applying these standards, has affirmatively determined that Messrs. Allison, Day, du Moulin, Leonard, Madonna, O’Malley, Pattarozzi, Sutton, and Thompson, and Ms. Taylor, are independent directors.

BOARD OF DIRECTORS AND COMMITTEE COMPOSITION

Board of Directors.    As of the date of this proxy statement, our board consists of eleven members. During fiscal 2008, our board held seven meetings, and each of our directors attended 75% or more of the meetings of the board and of the committees on which they served. Our board does not have a policy on attendance at annual meetings. Our board’s practice is to schedule a board meeting on the same date as the annual meeting to facilitate director attendance at the annual meeting. All of the board members who were serving as directors as of the date of the 2007 Annual Meeting attended the 2007 Annual Meeting.

During fiscal 2008, the non-management members of our board, which included Messrs. Allison, Day, du Moulin, Leonard, Madonna, O’Malley, Pattarozzi, Sutton, and Thompson and Ms. Taylor, met six times in executive session. Richard A. Pattarozzi served as lead director presiding over these executive sessions. Each year, the board of directors appoints a new lead director immediately following the annual meeting to serve during the next fiscal year.

Board Committees.    Our board currently has, and appoints the members of, standing audit, compensation, nominating and corporate governance, and finance and investment committees. Each of the board committees is comprised entirely of independent non-management directors. Each of the board committees has a written charter approved by the board. The current charter for each committee is posted on the “Governance” page of our website at http://www.tdw.com. The current members of our board committees are identified in the following table:

Board Committee
	Audit	Compensation	Nominating and Corporate Governance	Finance and Investment
M. Jay Allison	x			x
James C. Day		x	x
Richard T. duMoulin		Chairman		x
J. Wayne Leonard	x			Chairman
Jon C. Madonna	Chairman		x
William C. O’Malley				x
Richard A. Pattarozzi	x		x
Nicholas Sutton		x	x
Cindy B. Taylor	x			x
Jack E. Thompson		x	Chairman

Audit Committee.    The audit committee oversees:

•	the integrity of our financial statements, reports and other financial information;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of our internal audit group and independent registered public accounting firm.

Among the audit committee’s key responsibilities are to review with management and the independent registered public accounting firm our audited financial statements, discuss with management and the independent registered public accounting firm the quality and adequacy of our internal controls, discuss with the independent registered public accounting firm the quality and acceptability of the accounting principles applied, appoint and retain the independent registered public accounting firm, and review and approve the scope and cost of audit and non-audit services to be performed by the independent registered public accounting firm.

The audit committee is also responsible for preparing the audit committee report required by the rules of the SEC to be included in our annual proxy statement.

The audit committee met 13 times during fiscal 2008. The board has determined that each of Messrs. Madonna and Leonard qualify as an “audit committee financial expert”, as defined by SEC rules. In connection with Mr. Madonna’s appointment to the audit committee, the board determined that his simultaneous service on more than three public company audit committees would not impair his ability to serve on the company’s audit committee.

Compensation Committee.    The purpose of the compensation committee is to assist the board of directors in discharging the board’s responsibilities relating to:

•	overseeing our executive compensation program;

•	reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and determining and approving the compensation of our chief executive officer;

•	consideration of all substantive elements of our total employee compensation package;

•	overseeing the administration of our executive compensation plans and programs; and

•	engaging in such other matters as may from time to time be specifically delegated to the committee by the board of directors.

The compensation committee is also responsible for preparing the compensation committee report required by the rules of the SEC to be included in our annual proxy statement.

The compensation committee met five times during fiscal 2008. The committee reports to the board of directors on all compensation matters regarding our executive officers and employees.

The “Compensation Discussion and Analysis” section of this proxy statement provides a discussion of the process the committee uses in determining executive compensation.

Nominating and Corporate Governance Committee.    The purpose of the nominating and corporate governance committee is to:

•	assist the board of directors by identifying individuals qualified to serve as directors of the company and recommending nominees to the board;

•	monitor the composition of the board and its committees;

•	recommend to the board a set of corporate governance guidelines for the company;

•	oversee compliance with legal and regulatory requirements;

•	review director compensation and benefits; and

•	lead the board in its annual review of the board’s performance.

The nominating and corporate governance committee met five times in fiscal 2008.

Director Qualifications and Compensation.    The committee seeks a diverse group of prospective candidates for board service who possess the appropriate characteristics, skills, experience and time to make a significant contribution to our board of directors, the company and our stockholders. Each candidate is evaluated to ensure that he or she possesses personal and professional character and integrity, and must demonstrate exceptional ability and judgment in his or her respective endeavors. Candidates must possess sufficient time to effectively carry out their duties and responsibilities.

In considering the composition of the board of directors as a whole, the committee and the board consider the skills and experiences of each candidate as it deems appropriate to assure that specific talents, skills, and other characteristics that are needed to maintain the board’s effectiveness are possessed by an appropriate combination of directors.

The committee may employ professional search firms (for which it would pay a fee) to assist it in identifying potential nominees for board service with the right mix of skills and disciplines.

The nominating and corporate governance committee is also responsible for annually reviewing and setting director compensation and benefits and for reviewing director education programs. During fiscal 2007, the nominating and corporate governance committee retained Towers Perrin to review director retainers, meeting fees and stock-based compensation provided by our company in comparison to 16 companies in the energy services industry as well as a general market survey of similarly sized public companies.

Consideration of Candidates Recommended by Stockholders.    Our amended and restated bylaws provide that a stockholder of our company entitled to vote for the election of directors may make nominations of persons for election to our board at a meeting of stockholders by complying with the required notice procedures. To be timely for our next annual meeting in 2009, a stockholder’s notice must be given in writing and delivered or mailed to the company’s Secretary and received at our principal executive offices no later than May 17, 2009 and no earlier than April 22, 2009, provided that if the 2009 annual meeting is called for a date more than 50 days prior to July 31, 2009, a stockholder’s notice, in order to be timely, must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. Nominee recommendations are required to set forth, among other things, specified information as to the nominees, and specified information as to the stockholder making the nomination or proposal. We may require any proposed nominee to furnish such information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director of our company. A description of these requirements is set forth in the company’s amended and restated bylaws, available in the “Governance” section of our website at http://www.tdw.com.

The committee’s policy with respect to the consideration of director candidates recommended by stockholders is that the committee will consider such candidates on the same basis and in the same manner as it considers all director candidates.

Finance and Investment Committee.    The purpose of the finance and investment committee is to:

•	oversee the company’s financial affairs, policies, and strategies, including its annual and long-term financial plans;

•	establish investment policies and guidelines for its employee benefits trust funds; and

•	evaluate and analyze the company’s capital structure, tax strategy, dividend policy, and risk profile.

The finance and investment committee met six times in fiscal 2008.

The finance committee also has responsibility for appointing and monitoring independent investment managers and for overseeing the development of projected operating budgets and capital expenditures and making recommendations as appropriate to the board of directors on an annual and quarterly basis.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our compensation committee are Messrs. Day, du Moulin, Sutton and Thompson. None of the members of our compensation committee has been an officer or employee of our company or any of our subsidiaries. No executive officer of our company served in the last fiscal year as a director or member of the compensation committee of another entity one of whose executive officers served as a member of our board or on our compensation committee.

DIRECTOR COMPENSATION

FISCAL YEAR 2008 DIRECTOR COMPENSATION TABLE

This table reflects the compensation information for each of our non-management directors. Mr. Taylor’s compensation is reflected in the Summary Compensation Table in the section titled “Executive Officer Compensation.”

Name of Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)		Other Compensation ($)		Total ($)
M. Jay Allison	81,500	97,515	0		15,000	(3)	194,015

Arthur R. Carlson(5)	11,083	57,717	16,730		15,000	(3)	100,530

James C. Day	47,000	57,425	0		0		104,425

Richard T. du Moulin	85,250	95,090	2,254		15,000	(3)	197,594

J. Wayne Leonard	90,000	95,090	1,653		0		186,743

Jon C. Madonna	94,750	95,090	6,811		11,250	(3)	207,901

Paul W. Murrill(6)	11,083	57,717	—	(7)	15,000	(3)	83,800

William C. O’Malley	63,500	95,090	7,179		12,000	(4)	177,769

Richard A. Pattarozzi	97,500	95,090	4,732		7,300	(3)	204,622

Nicholas Sutton	71,000	96,656	0		15,000	(3)	182,656

Cindy B. Taylor	26,667	17,249	0		0		43,916

Jack E. Thompson	83,583	95,090	740		15,000	(3)	194,413

(1)	The amounts set forth in this column reflect deferred stock units granted in fiscal 2008 under the Directors Deferred Stock Units Plan, dividend equivalents on fiscal 2008 and previous grants, plus the change in value of previous grants. Each of the non-management directors was granted 1,815 deferred stock units during fiscal 2008, except that Mr. Day and Ms. Taylor, who joined the board during fiscal 2008, received 1,042 and 313 units, respectively, and Mr. Carlson and Dr. Murrill, who retired from the board at the 2007 Annual Meeting, each received 373 units. The amounts reflected in this column are equal to the compensation cost recognized by the company during fiscal 2008 for financial statement purposes in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”) for deferred stock units granted to our directors in fiscal 2008 and earlier years. The grant date fair value of the deferred stock units computed in accordance with FAS 123R of each grant in fiscal 2008 was as follows: Messrs. Allison, du Moulin, Leonard, Madonna, O’Malley, Pattarozzi, Sutton and Thompson, $100,025; Mr. Carlson and Dr. Murrill, $28,225; Mr. Day, $57,425; and Ms. Taylor, $17,249. Additional information related to the calculation of the compensation cost is set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008. The non-management directors held the following numbers of deferred stock units at the end of fiscal 2008: Messrs. du Moulin, Leonard, Madonna, O’Malley, Pattarozzi and Thompson, 3,541 units; Mr. Sutton, 3,022 units; Mr. Allison, 2,724 units; Mr. Day, 1,042 units; and Ms. Taylor, 313 units.
(2)	Consists solely of changes in pension value.
(3)	Represents costs of payments and payment commitments pursuant to our Gift Matching Program. For fiscal 2008, the Company’s Gift Matching Program was revised to increase the Company’s match for charitable donations made by directors and to expand the matching program to include donations made to any Section 501(c)(3) charitable organization. For fiscal 2008, director donations of up to $5,000 were matched three to one (up to a maximum of $15,000).

(4)	William C. O’Malley, our former chairman, president and chief executive officer, is reimbursed $12,000 annually for clerical support.
(5)	Mr. Carlson retired as a director at the 2007 Annual Meeting.
(6)	Dr. Murrill retired as a director at the 2007 Annual Meeting.
(7)	Dr. Murrill’s pension value decreased in fiscal 2008 by $2,133.

We use a combination of cash and equity-based compensation to attract and retain our non-management directors. Compensation for the non-management directors for fiscal 2008 consisted of an annual cash retainer; an additional annual cash retainer for the lead director and for the chairs of each board committee; meeting fees; an annual grant of deferred stock units; and other benefits. Officers of the company who also serve as directors do not receive any additional compensation for services as a director.

Director Fees.    For fiscal year 2008, the cash and equity-based compensation payable to the non-management directors was as follows:

•	An annual cash retainer of $40,000;

•	An additional annual cash retainer of $20,000 for the lead director;

•

An additional annual cash retainer of $15,000 for the chair of each of the audit committee and the compensation committee, and $10,000 for the chair of each of the nominating and corporate governance committee and the finance and investment committee;

•	A meeting fee of $2,000 for each board or committee meeting attended; and

•	An annual grant of deferred stock units valued at date of grant at $100,000 and described in more detail below.

Directors Deferred Stock Units.    Beginning on March 31, 2007, and on each succeeding March 31 that the Directors Deferred Stock Units Plan remains in effect, each non-management director is granted a number of stock units that is determined by dividing $100,000 by the fair market value of a share of our common stock. In the event of a change of control of our company, each non-management director will be granted a pro rata number of stock units for the partial year of service beginning at the end of the prior fiscal year through the date of the change of control. Dividend equivalents will also be credited to each director’s account in the form of additional deferred stock units. The deferred stock units are paid out in cash when a director ceases to serve on our board or upon a change of control of our company. The cash amount paid to the director is equal to the number of stock units credited to the director’s account in the Directors Deferred Stock Units Plan, multiplied by the fair market value of a share of our common stock valued as of the date of the event that triggers payout. Mr. Carlson and Dr. Murrill retired from our board in fiscal 2008 and became entitled to cash payments of $157,772 for their deferred stock units. A person who becomes a director or leaves the board during the fiscal year receives a pro rata grant.

Other Benefits.    We reimburse all directors for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors and its committees.

Directors are generally eligible to participate in the company’s Gift Matching Program on the same terms as employees. Previously under this program, the company matched a director’s contribution to an educational institution up to $5,000 per year. For fiscal 2008, the company revised the program to increase the company’s match for charitable donations made by directors and to expand the matching program to include donations made to any Section 501(c)(3) charitable organization. For fiscal 2008, director donations of up to $5,000 were matched three to one (up to a maximum of $15,000).

Retirement Plan.    We have also provided a Retirement Plan for the benefit of non-management directors who retire from our board on or after reaching age 65 or after completing five or more years of service on our board. We froze benefits under the Retirement Plan as of March 31, 2006 and terminated any further benefit accruals. A director who was a member of our board on May 31, 2001, will receive an annual benefit of $30,000 for a term equal to the number of years the retired director served as a non-management director. A non-management director who joined our board after May 31, 2001, will receive the annual benefit for no more than five years. If a director dies prior to payment of his benefit, a death benefit is payable to his beneficiaries equal to the then present value of the unpaid benefit. The Retirement Plan provides for the protection of benefits in the event of a change of control of our company and allows a director to elect to be paid out in a lump sum in such event.

Mr. Carlson and Dr. Murrill retired from our board in fiscal 2008 with 23 2/3 and 25 years of service credit, respectively, and were entitled to a retirement plan benefit with a present value of $220,387 and $327,569, respectively. The other board members who have accrued benefits under the Retirement Plan and their years of credited service are as follows:

Board Member	Years of Service Credit		Present Value of Retirement Benefit(1)
Jon C. Madonna	6	2/3	$84,781
Richard A. Pattarozzi	4	1/2	$61,963
William C. O’Malley	4		$96,175
Richard T. du Moulin	2	1/2	$29,472
J. Wayne Leonard	2	1/3	$20,348
Jack E. Thompson	1		$9,917
Nicholas J. Sutton	0		0
M. Jay Allison	0		0
James C. Day	0		0
Cindy B. Taylor	0		0

(1)	Assumes retirement at age 72.

AUDIT COMMITTEE REPORT

The audit committee of our board is composed of five directors, all of whom meet the independence requirements of the New York Stock Exchange. Management has the primary responsibility for the preparation of the company’s financial statements and our company’s filings, including the design and implementation of the company’s internal controls. Our audit committee oversees the integrity of the company’s financial statements, reports, and other financial information, the company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit group and independent registered public accounting firm. Our audit committee operates under a written charter which is available on the company’s website at http://www.tdw.com.

In fulfilling its oversight responsibilities for fiscal 2008, our audit committee reviewed and discussed with management and our independent auditors our earnings releases and our periodic filings with the SEC. Among other things, the audit committee discussed the quality, not just the acceptability, of the accounting principles as selected by management and as applied in the financial statements.

In addition, our audit committee has discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The independent auditors also provided to our audit committee the written disclosures required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees), and our audit committee discussed with the independent auditors their independence, and considered the compatibility of any non-audit services provided by our auditors with the requirements of independence.

The committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The committee held 13 meetings during fiscal 2008.

Under the audit committee charter, each year the audit committee appoints and retains an independent registered public accounting firm to act as auditors of our company’s financial statements for the ensuing year. The audit committee also pre-approves the scope of all audit services annually. Audit services and permitted non-audit services must be pre-approved by the full audit committee, except that the chairman of the audit committee has the authority to pre-approve any specific service if the total anticipated cost of such service is expected to be no more than $25,000, and provided the full audit committee ratifies the chairman’s approval at its next regular meeting. All audit and non-audit services for fiscal 2008 were pre-approved by the audit committee.

Other Information

The following table lists the aggregate fees and costs billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) to our company for the fiscal year ended March 31, 2007 and the fiscal year ended March 31, 2008.

	Amount Billed
	Fiscal Year Ended March 31, 2007	Fiscal Year Ended March 31, 2008
Audit Fees(1)	$1,305,000	$1,564,000
Audit-Related Fees(2)	$40,000	$40,000
Tax Fees(3)	$25,000	$50,000
All Other Fees	0	0

(1)	Relates to services rendered in connection with auditing our company’s annual consolidated financial statements for each applicable year and reviewing our company’s quarterly financial statements. Also includes services rendered in connection with statutory audits and financial statement audits of our subsidiaries.

(2)	Consists of financial accounting and reporting consultations and employee benefit plan audits.
(3)	Consists of United States and foreign corporate tax compliance services and consultations.

The audit committee has determined that the provision of services described above is compatible with maintaining the independence of the independent auditors.

Based on the review and discussions referred to above, the audit committee recommended to the board (and the board has approved) that the audited financial statements be included in our company’s Annual Report on Form 10-K for the year ended March 31, 2008, for filing with the Securities and Exchange Commission. The audit committee has selected Deloitte & Touche as our company’s independent registered public accounting firm for fiscal year 2009, and that selection is being presented to the stockholders for ratification at the annual meeting.

Audit Committee:

Jon C. Madonna, Chairman

M. Jay Allison

J. Wayne Leonard

Richard A. Pattarozzi

Cindy B. Taylor

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and discussion, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and this proxy statement.

Compensation Committee:

Richard T. duMoulin, Chairman

James C. Day

Nicholas Sutton

Jack E. Thompson

COMPENSATION DISCUSSION AND ANALYSIS

Introduction.    This Compensation Discussion and Analysis is designed to provide stockholders with an understanding of our compensation philosophy and objectives as well as the analysis that we performed in setting executive compensation for fiscal 2008. It discusses the compensation committee’s determination of how and why, in addition to what, compensation actions were taken for the executive officers who are identified in the Fiscal 2008 Summary Compensation Table below. We refer to these executives as our “named executives.”

Objectives.    We design our executive compensation program to achieve the following objectives in the context of a company with worldwide operations in an operationally demanding, volatile, cyclical, capital intensive business:

•	attract, motivate, and retain the executive talent that we need in order to effectively manage our business by providing competitive compensation opportunities;

•	promote a performance and achievement oriented environment;

•	manage fixed costs by combining a more conservative approach to base salaries with more emphasis on performance-dependent annual and long-term incentives;

•	align compensation with performance measures that are directly related to our company’s key financial and safety goals, individual performance and creation of stockholder value;

•	offer the opportunity for greater compensation for superior performance, balanced by the risk of lower compensation when performance is less successful;

•	maintain individual levels of compensation that are appropriate relative to the compensation of other executives at the company; and

•	emphasize equity as the primary component of long-term compensation to ensure that pay opportunities are linked to stockholder returns.

Our compensation programs are designed to reward achievement of corporate objectives and these programs will change from time to time as those objectives change. The specific principles followed and decisions made in fiscal 2008 in establishing the compensation of the named executives are discussed in more detail below.

Components of Compensation.    The major components of our executive compensation program are the following:

•	base salaries, which reflect, in part, individual performance as well as pay levels that are competitive in the marketplace;

•

annual cash incentive compensation based on the achievement by the company of financial and safety goals, as well as the individual performance of the named executives other than the chief executive officer;

•	long-term stock-based incentive compensation provided through the granting of stock options and performance-based restricted stock;

•	retirement and potential change of control benefits; and

•	other executive benefits, including perquisites.

The Compensation Setting Process.    Our board of directors has delegated to the compensation committee the responsibility of overseeing our executive compensation program. The compensation committee annually reviews and sets the compensation for our executive officers. For more information about the compensation committee’s responsibilities, see “Board of Directors and Committee Composition—Compensation Committee” and the committee’s charter, which is available in the “Governance” section of our website at http://www.tdw.com.

Our compensation committee periodically utilizes a compensation consultant to provide relative benchmarks in order to confirm that our total executive compensation is set in the zone that we believe is appropriate. We also use information from the consultant to educate ourselves as to the compensation practices of similar companies and to establish compensation levels that fit with our view of what is best in the long-term for our company and our shareholders.

Our chief executive officer makes recommendations to the compensation committee for salary, bonus, and long-term incentive awards for all executive officers other than himself. He develops these recommendations based on the competitive market information generated by the compensation consultant, the company’s compensation strategy, his assessment of individual performance and the experience of the executives. The committee discusses with the chief executive officer his recommendations, and either approves or modifies the recommendations in its discretion. Regarding the chief executive officer’s compensation, the committee reviews the competitive market information and determines changes to compensation levels based on our compensation strategy and its assessment of his performance. The compensation committee reports to the board of directors on all compensation matters regarding our executives and other key salaried employees.

For over five years, our compensation committee has retained Towers Perrin as its compensation consultant. Towers Perrin does not provide services to our company other than the services provided to our compensation committee that are described in this proxy statement. In fiscal 2007 we asked Towers Perrin to prepare a competitive compensation analysis of our executive compensation. The key objectives of the assignment in fiscal 2007 in terms of setting compensation were:

•	to provide information regarding current competitive compensation levels for senior executives among energy service companies;

•	to assess the competitiveness of our existing long-term incentive framework in light of our business strategy and market practice;

•	to provide an estimate of the impact of alternative long-term incentive devices on incentive plan share usage and earnings per share; and

•	to provide a special proxy compensation analysis developing total remuneration levels for a peer group of companies, which is made up of the 16 industry peer companies.

The scope of the Towers Perrin study involved collecting competitive market information on base salary, annual incentives and long-term incentives.

In fiscal 2006 and 2007, Towers Perrin provided us with a compensation analysis for the following 16 peer energy service companies as well as size adjusted general industry companies. The energy services peer group companies that we used for comparison purposes in fiscal 2006 and 2007 are:

•	Nabors Industries, Inc.

•	Transocean Inc.

•	GlobalSanteFe Corp.

•	Pride International, Inc.

•	Noble Corporation

•	Diamond Offshore Drilling, Inc.

•	ENSCO International Inc.

•	Rowan Companies, Inc.

•	SEACOR Holdings Inc.

•	Helmerich & Payne, Inc.

•	Global Industries Ltd.

•	Grey Wolf, Inc.

•	Atwood Oceanics, Inc.

•	GulfMark Offshore, Inc.

•	Hornbeck Offshore Services Inc.

•	Trico Marine Services, Inc.

In fiscal 2007 Towers Perrin also prepared a marketplace comparison of our executive compensation to general industry companies in the Towers Perrin executive compensation database and to companies included in the Towers Perrin oilfield services compensation survey. The general industry database included 825 companies and the data is adjusted based upon size. The oilfield services compensation survey included data on the compensation practices of the following companies:

•	Baker Hughes Incorporated

•	Cameron International Corporation

•	ENSCO International Incorporated*

•	FMC Technologies, Inc.

•	Global Industries Corp.*

•	GlobalSantaFe Corporation*

•	Grey Wolf, Inc.*

•	Hanover Compressor—Exterran Holdings, Inc.

•	Noble Corporation*

•	Oil States International, Inc.

•	Pride International, Inc.*

•	Superior Energy Services, Inc.**

•	Transocean Inc.*

•	Weatherford International, Inc.

During fiscal 2007 and 2008, the committee also retained Towers Perrin to:

•	provide data on the change of control severance payment practices of the 16 energy services peer group companies;

•	provide an analysis of the potential impact of compensation program changes and contract terms on change-in-control severance payments;

•	provide cost estimates of our change in control severance benefits, including excise taxes and excise tax gross-up implications; and

•	prepare tally sheets for use in setting fiscal 2008 compensation.

*	These companies were also included in the energy services companies peer group described above.

We aim to pay our executives at the level that generally approximates the 50th percentile of the comparison companies and the size-adjusted general industry survey. We review our actual and target total direct compensation (which is made up of base salary, target and actual annual cash incentive compensation and long-term incentive compensation) in order to determine whether it is likely to fall at the range that we have targeted. We aim to keep salary somewhat below the median, annual incentive opportunities above the median and long-term incentives at the approximate median.

In setting fiscal 2008 compensation, we also reviewed a tally sheet prepared by Towers Perrin that included a computation of all elements of current compensation, the present value of retirement benefits, the value of current stock ownership and options and severance payout amounts under the various possible termination scenarios. The goal of the tally sheet analysis is to allow the committee to see a total for all elements of compensation and how each element interacts with other elements. In late fiscal 2008, the committee also reviewed for the first time a wealth accumulation analysis prepared by company management that presented current wealth accumulation and valued each element of compensation that the executive could accumulate in the next five years under various scenarios of continuing employment and retirement. For this review, total compensation included all aspects of the named executive’s total cash compensation from continuing employment, the future value of current equity holdings and future equity awards, value of projected shares to be sold over the next five years and projected retirement benefits. The purpose of this analysis was to allow the committee to understand the total wealth potential of past and future compensation and benefit plans and to see how current compensation decisions may affect future wealth accumulation. The methodology and information included in the wealth accumulation analysis will be reviewed by the committee in fiscal 2009 to determine if changes are appropriate to improve the usefulness of the analysis in setting future compensation.

Our Executive Compensation Program.    We compensate our named executives principally by using a combination of short-term compensation (salary and annual cash incentive payouts) and long-term compensation (the deferred portion of our annual cash incentives, stock options and restricted stock). We do not have a specific policy for the allocation of compensation between short-term and long-term compensation or cash and equity compensation. Rather, it is our policy to strongly emphasize the at-risk performance-based elements of compensation by keeping the salary portion of total compensation lower than our peer companies. Maintaining below the median salary levels also allows us to appropriately manage our fixed cash obligations in our cyclical industry. By using a higher salary percentage than peer companies for our annual bonus target, we provide opportunities to substantially exceed median compensation levels in successful years. Our annual cash incentive compensation is tied to the achievement of annual performance goals and our long-term incentive compensation is tied in part to the achievement of annual and longer-term performance goals and to the value of our common stock. We believe it is important to link a portion of our executives’ incentive compensation to appreciation in the value of our common stock in order to align the interests of our executives with the interests of our stockholders. We also believe it is important that our long-term compensation include a performance component. We select performance goals that we believe best reflect the principal drivers of our business and financial performance and create stockholder value.

Base Salary.    We review salary levels for named executives annually based on a variety of factors, including individual performance, annual incentive bonus payout amounts, general market salary levels, our company’s overall financial condition and industry conditions. In recruiting new executive officers, we are prepared to offer a competitive salary and did so when we hired a new senior vice president and general counsel in fiscal 2008.

None of the named executives received a salary increase for fiscal 2008, except for Mr. Platt, who received a $10,000 increase, to bring his salary level into line with the other executive vice-presidents. In light of the annual bonus payouts for fiscal 2007 substantially exceeding the targets and the continued goal of emphasizing the performance-based elements of compensation, the compensation committee determined not to increase the base salaries of the other named executives.

Annual Cash Incentive Compensation.    We pay annual cash incentives for the purpose of rewarding financial, safety and individual performance during the year.

Beginning with fiscal 2007, the compensation committee worked with Stern Stewart & Co., a consulting firm, to institute an annual incentive program that was based primarily on:

•	the “economic value added” (or “EVA”) to our company during the fiscal year, and

•	our safety performance.

“EVA” is a framework developed by Stern Stewart for setting goals and measuring performance that rewards participants for both short-term and long-term results realized by the company. We began using EVA in fiscal 2007 with the goal of keeping the EVA-based annual incentive program in place for three years in order to develop an EVA-driven culture throughout the company and to give us the opportunity to evaluate the long-term effectiveness of the new system. At the end of the third year of the program in fiscal 2009 we will review the effectiveness of the EVA system in achieving corporate goals. In addition to the EVA component, we also include a safety performance component in our annual incentive program to reinforce our commitment to be an industry leader in safety. Experience has taught us that a safe work environment helps us to attract and retain a more experienced work force. Additionally, a safe work environment gives us a competitive advantage in obtaining the most reputable and superior customers. Finally, our excellent safety record helps us to minimize our insurance premiums and overall costs of doing business.

The annual incentive award established for our chief executive officer was based upon EVA and safety results and is earned under our Executive Officer Annual Incentive Plan. For tax reasons, the annual bonus of our chief executive officer is entirely based on company performance goal achievement and he does not have a subjective individual performance component. Annual awards paid to our other named executives are paid under our Management Annual Incentive Plan. These awards are also based upon EVA and safety performance, but are subject to adjustment based on evaluations of individual performance by the chief executive officer and the compensation committee.

Our “EVA” is equal to our net after-tax operating profit minus an appropriate charge for the opportunity cost of all capital that we have invested over the measurement period. As such, it is the amount by which our earnings exceed or fall short of a rate of return that our stockholders could expect to obtain if they invested in other securities of comparable risk. We use EVA as our principal performance measure because we believe that it best evidences the value that the members of our management team add to capital invested by our stockholders. Further, by focusing on our financial performance as a function of our invested capital, our management is incentivized to make prudent investments in assets that are capable of providing a strong return on capital.

At the beginning of each fiscal year, our compensation committee specifies target annual awards for each named executive. The target award is a percentage of base salary and the percentage is determined based upon the Towers Perrin analysis and the participant’s position and ability to directly influence our financial and safety performance. The percentage of salary that the named executive is eligible to receive increases or decreases based upon the company’s performance above or below the target, and awards can be earned even if EVA decreases from the prior fiscal year, although such awards would be prorated appropriately to reflect the shortfall. There is no cap placed on the annual bonus opportunity for the named executives other than our chief executive officer, whose bonus for fiscal 2008 could not exceed $2 million.

Generation of the Bonus Pool

We establish a target bonus pool each year that is derived by aggregating the percentage of salary amounts set by the committee for all plan participants and then applying a factor for the Company’s EVA and a separate factor for safety performance. The target bonus pool for participants based on a percentage of salary is as follows:

•	75% of the pool is generated and declared based on the company’s EVA performance.

•	The remaining 25% of the pool is based upon the company’s achievement of Total Reported Incident Rate safety objectives.

At EVA and safety performance levels above and below the target levels, the 75%/25% relationship components may change. In addition, the 25% safety component can be increased by 50% over the target for exceptional safety performance.

EVA Criteria

We determine our EVA by subtracting from net operating profit after taxes (“NOPAT”), a charge for capital employed. NOPAT generally equals revenues, less operating expenses, depreciation expense, general and administrative expenses, other income and expenses and taxes on operating profit. Our capital charge is determined by multiplying our average capital invested during the year by a weighted average cost of debt and equity. For 2008, as in 2007, based on advice of Stern Stewart, we used a 9% weighted average cost of capital. The cost of capital percentage is subject to adjustment each year. Certain adjustments to NOPAT are made in determining EVA, including adjustments to eliminate the effects of accounting changes, extraordinary items, discontinued operations and unusual or infrequently occurring items (less the amount of related income taxes).

When we implemented the EVA-based incentive bonus program, we established a target for fiscal 2007, 2008 and 2009 that required a $5 million improvement in EVA each year over the EVA for the prior year in order for the target bonus award to be achieved. For example, since EVA for fiscal 2007 was $147.4 million, EVA for fiscal 2008 had to be $152.4 million for the target to be met. Failure to achieve the EVA target in any fiscal year would result in reduced incentive awards and could result in no award for the EVA portion of the annual incentive.

The targeted $5 million improvement in annual EVA was based upon a study by Stern Stewart and its recommendation of the appropriate level after considering the company’s past performance and taking into account that, because of the volatility in the company’s business sector, EVA levels can fluctuate substantially from year to year. The $5 million additional EVA target was set as a realistic goal for sustainable annual improvement in return on invested capital. A very successful fiscal 2007 generated EVA of $147.4 million (a $132.5 increase over fiscal 2006 EVA) and raised the level of EVA performance that would have to be achieved in fiscal 2008 in order for the target EVA level to be achieved.

In order to limit volatility in annual incentive payouts and to tie payouts to sustainable value creation, on Stern Stewart’s recommendation, we also created a “bonus bank” to which a portion of the bonus based upon EVA is subject. A portion of the bonus that is determined by the company’s EVA in any given year is set aside, or “banked”, for possible payout in future years, and is subject to reduction as a result of negative future EVA results. Any declared EVA bonus is credited to a participant’s personal bonus bank account each year, with a maximum annual payout of

•	up to the lesser of the declared EVA portion or 150% of the target bonus, and

•	one-third of any net positive bonus bank balance.

The remaining two-thirds of the bonus bank is held at risk. In a year in which the EVA bonus declared would be a negative amount because the company has experienced a significant decline in EVA from the prior year, this negative amount is deducted from the bonus bank. Declared but unpaid amounts, including negative balances, are banked forward to be credited or debited against future declared bonus amounts in future years.

For executive officers other than the chief executive officer, 25% of the maximum payout amount for the EVA portion may be reduced or eliminated based upon a subjective assessment of the officer’s individual performance by the chief executive officer and the compensation committee.

Safety Criteria

The safety performance measurement is determined by achievement of the established safety performance goals for the fiscal year, which is based upon our Total Reported Incident Rate per 200,000 work hours. The

Total Reported Incident Rate goal for fiscal 2008 was 0.21, which was a 5% targeted improvement in our average safety performance levels over the preceding two years and a 34% targeted improvement over the preceding five year average.

A Total Reported Incident Rate below a certain level will entitle a participant to a safety payment in an amount that is greater than 25% of the pool funding amount and which may be up to 150% of 25% of the target pool funding amount. The safety performance portion of the pool operates independently from the EVA portion and the EVA bonus bank does not impact the payout based upon safety performance.

Calculation of Annual Incentive

For fiscal 2008, the Company’s EVA was $6.7 million over fiscal 2007 EVA. The committee recognized and anticipated when the $5 million additional EVA target was set that in very successful years the EVA added could substantially exceed the $5 million target. Historically, changes in EVA from year to year have been substantial and EVA results as recently as fiscal 2005 were negative. Superior EVA results in a particular year provide an aggressive target for subsequent fiscal years where an improvement on prior superior performance is required to meet the new target. The $132.5 million EVA improvement results of 2007 presented such an aggressive target for fiscal 2008.

Fiscal 2008 EVA was calculated as follows:

(in millions)
Net Operating Profit After Tax (NOPAT)	$344.8
Less: Charge For Capital Employed	190.7

EVA	$154.1

The calculation of EVA was made in accordance with the EVA program design that we established in consultation with Stern Stewart when the program was initiated in fiscal 2007.

NOPAT for the year ended March 31, 2008 equals revenues (vessel revenues and other marine service revenues) less operating expenses (vessel operating costs, costs of other marine service revenues, depreciation and amortization, general and administrative expenses as increased by approximately $.6 million for a reduction in the allowance for doubtful accounts), plus our equity interest in net earnings of unconsolidated companies, plus interest income and other income and expenses, net less foreign exchange losses, less a charge of 18% for estimated income taxes on operating profit.

The charge for capital employed equals average total capital employed of $2.1 billion multiplied by the weighted average cost of capital of 9%. Total capital employed at March 31, 2008 equals current assets plus the allowance for doubtful accounts, investments in and advances to unconsolidated companies, net properties and equipment as decreased by approximately $243.2 million primarily for the effect of vessels under construction, goodwill as increased by $35.5 million for the effect of accumulated goodwill amortization, other assets as decreased by $38.4 million, primarily for the effect of deferred tax assets; less accounts payable, accrued expenses and accrued property and liability losses, less other current liabilities as decreased by $17.5 million, primarily for the effect of income taxes payable. Average capital was further decreased by $160.9 million for the effect of cumulative gains on sales of assets and by $72.5 million for the cumulative effect of discontinued operations, net of tax. Average capital was further increased by $20.3 million for the effect of cumulative asset impairments, net of tax. Cumulative adjustments give effect to such items beginning in fiscal 1996.

The Total Reported Incident Rate for fiscal 2008 was 0.24, which did not meet the target level but would have generated a payout for the safety portion of the annual incentive. Even with an acceptable level of reported incidents, it has been the compensation committee’s practice to reduce the safety award component if fatal lost time accidents occur. Due to fatalities occurring during fiscal 2008, the chief executive officer recommended that the safety award component of the annual incentive be eliminated for each named executive and the compensation committee followed that recommendation.

Each of the named executives received 100% of the potential individual performance portion of the annual incentive award, except for Mr. Taylor whose bonus does not have an individual performance component and except for Mr. Laborde who retired at the end of the first quarter of fiscal 2008.

For purposes of awarding the individual performance portion of the annual incentive award to the named executives, we relied on the judgment of our chief executive officer in assessing their individual performances. We did not use specific performance metrics or goals as part of that individual assessment in fiscal 2008. In the case of Mr. Lousteau, his leadership in ensuring our overall financial discipline (including the ability to fund our vessel building commitments without the occurrence of additional company debt) and the continued implementation of a proactive stock buyback program were important factors in his award. In the case of Mr. Dick, his management of our new vessel building program in a challenging shipyard environment, his important role in maintaining and advancing key partnership and other relationships, and his oversight of vessel dispositions at appropriate times and on favorable terms were key factors in awarding his full individual performance portion. Mr. Platt’s leadership in all aspects of our operations, including the advancement of vessel day rates, maintenance and creation of constructive customer relationships and the incorporation of increasingly sophisticated new vessels into our fleet profile were instrumental to his full award. Finally, Mr. Lundstrom’s efforts to reinvigorate our legal compliance program and support the company’s internal investigation efforts during his relative short tenure with the company in fiscal 2008 led to his award.

For each of our named executives, we have set forth in the table below information on the incentive awards amounts.

Named Executive	Target % of Salary	Target Amount of Incentive Award	Incentive Award Based Upon Fiscal 2008 EVA	Incentive Award Based Upon Fiscal 2008 Safety	Portion of Total Incentive Award Based Upon Individual Performance	Total Amount of Incentive Award Earned(1)	Total Cash Incentive Award Paid (Including Amounts Paid from Bonus Bank)		Amount Paid as a % of Salary
Dean E. Taylor	120%	$690,000	$534,722	$0	N/A	$534,722	$931,508		162%
J. Keith Lousteau	95%	299,250	231,907	0	$100,998	231,907	403,991		128%
Stephen W. Dick	95%	290,700	225,281	0	98,112	225,281	392,448		128%
Cliffe F. Laborde(2)	95%	281,200	54,480	0	0	40,860	329,111	(2)	111%
Jeffrey M. Platt	95%	294,500	228,226	0	97,622	228,226	390,488		126%
Bruce D. Lundstrom(3)	50%	75,000	58,122	0	14,531	58,122	58,122	(3)	37%

(1)	No amounts were credited to the bonus bank based upon fiscal 2008 EVA results.
(2)	Mr. Laborde retired as executive vice president, general counsel and secretary on June 29, 2007. He received a pro rata bonus and payout of his entire bonus bank balance following his retirement.
(3)	Because Mr. Lundstrom joined our company in September 2007, he had a lower bonus opportunity for fiscal 2008.

Long-term Incentive Compensation.    We grant long-term incentive compensation in the form of restricted stock and stock options annually to our named executives. In fiscal 2007 we received data from Towers Perrin from its oilfield services compensation survey, which provided information as to the expected value of long-term incentives as a percent of salary at various salary levels. As in past years, we targeted the approximate median of the oilfield service companies included in the survey. When making awards of stock options and restricted stock to the named executives in fiscal 2008, we allocated approximately 50% of total value to restricted stock and 50% of total value to options. We now utilize restricted stock equally with options as a result of the changes in the accounting treatment of options, stock plan limits on shares available for grant and the historic volatility of our stock price. In addition, we believe that granting restricted stock provides our named executives with a significant equity ownership opportunity, and we further note that restricted stock is widely used among our competitors. In such a cyclical industry, the use of restricted stock in addition to options encourages executives to remain with our company even during periods of stock price volatility. Our restricted stock granted in previous years contained a performance element in that vesting of portions of the grant would accelerate if the annual EVA target was exceeded. The grants of restricted stock in fiscal 2008 vest in 25% annual increments based on EVA results, but will be forfeited if cumulative EVA performance criteria are not met by the end of the four year vesting period. By adding performance hurdles to our restricted stock, we are placing added emphasis on financial performance goals, as well as providing rewards for growth in the value of our common stock.

In order to formalize our stock option grant procedures, in fiscal 2008 we adopted a stock option grant policy that provides for annual grants to be made at a regularly scheduled compensation committee meetings held in March of each year. Grants may also be made by the committee at other times in the event of a new hire or promotion. No backdating of options is permitted. If a grant is approved during a blackout period when there exists material non-public information about the company, the committee will consider the effect of the non-public information as part of the approval process. Information relating to the stock options and shares of restricted stock granted to our named executives is set forth in the 2008 Summary Compensation Table and the 2008 Grants of Plan-Based Awards Table.

Stock Options.    The number of stock options granted to an executive is based upon the executive’s position and level of responsibility. In accordance with the terms of our stock plans, the option exercise price for all stock options is equal to the closing price of our common stock on the date options are granted. We do not re-price stock options. Stock options granted in fiscal 2008 vest one-third per year following grant and expire after ten years.

Restricted Stock.    We also base our restricted stock grant levels on the named executive’s position and responsibility. Shares of restricted stock are subject to forfeiture and vest in accordance with performance and continued employment requirements. All restricted stock granted in fiscal 2008 vests 25% per year, if the executive remains employed and if the cumulative EVA increases $5 million per year above the EVA for fiscal 2008. The named executives have voting and dividend rights on their restricted stock and dividends are paid to them currently.

In May 2007 the committee approved an amendment to the terms of all restricted stock held by Cliffe F. Laborde, our executive vice president and general counsel, who resigned effective June 29, 2007. Mr. Laborde did not forfeit his unvested shares of restricted stock upon termination of employment, but retained the shares subject to a prohibition on the sale of the shares until the originally scheduled vesting dates. The committee took this action in recognition of Mr. Laborde’s more than 15 years of valuable service to our company.

Other Benefits.    Our named executives participate in employee benefit plans generally available to all employees. In addition, we provide our named executives with supplemental retirement and savings programs and certain perquisites provided only to executive officers.

At the time of the acquisition of the corporate airplane, our board of directors, for security reasons, adopted a policy that required that the chief executive officer complete all air travel, both business and personal, aboard our airplane. We reviewed this policy during fiscal 2007. We continue to believe that this is an appropriate and reasonable practice because it increases the level of safety and security for Mr. Taylor and his family. Furthermore, commercial travel has become more inefficient in recent years. Making the aircraft available to Mr. Taylor maximizes his availability to conduct business before, during and after flights and allows him to travel on short notice, quickly take advantage of business opportunities and respond to emergencies. For certain international travel, use of the corporate airplane is impractical and Mr. Taylor does fly commercially in those instances.

The value of the use of the corporate airplane for personal travel by Mr. Taylor during 2008 was $100,494, valued at the incremental cost to the company as required by the Securities and Exchange Commission for proxy statement disclosure purposes. Mr. Taylor was also reimbursed for his income tax liability related to his personal use of the company airplane. Mr. Taylor’s reimbursement of $53,245 for the income tax liability incurred as a result of his personal use of the airplane resulted from Internal Revenue Service regulations valuing such personal use at an amount in excess of the incremental cost of such travel to our company.

Other perquisites for fiscal 2008 consist primarily of club dues for one country club membership for each named executive, financial planning services, lunch club memberships, and executive medical benefits.

We have set forth the incremental cost of providing these perquisites to our named executives in a separate table that is included in a footnote to the “All Other Compensation” column of the 2008 Summary Compensation Table.

Severance and Change of Control Agreements.    To ensure continuity and the continued dedication of our executives during any period of uncertainty caused by a possible change of control of our company, we have entered into Change of Control Agreements with our executives, including each of our named executives. Information regarding the current Change of Control Agreements, including the estimated amounts payable to each named executive, is set forth under the heading “Potential Payments upon Termination or Change in Control—Change in Control.”

In fiscal 2007, the compensation committee engaged Towers Perrin to evaluate our Change of Control Agreements in order to determine how these agreements compared to market practices. Towers Perrin’s evaluation included a review of the change in control trigger threshold, single versus double triggers, severance pay, severance pay multiples, continuation of retirement, health and welfare benefits and excise tax gross-ups. As a result of such review, the compensation committee offered those officers with Change of Control Agreements the choice of replacing their current agreements with new agreements that would include a parachute payment excise tax gross-up payment, but would also reduce the change of control benefit related to the Supplemental Executive Retirement Plan (“SERP”) as well as restrict the conditions under which an officer could terminate employment for “good reason” following a change of control and receive the severance benefit. In fiscal 2008, Dean Taylor elected to accept the offer to change the terms of his Change of Control Agreement. The other named executives retained their original agreements. The compensation committee determined that new executive officers would be offered the new form of agreement and when Bruce Lundstrom joined our company in September 2007 as senior vice-president and general counsel, he entered into the new form of agreement that included the excise tax gross-up, but reduced the change of control SERP benefit and restricted the requirements for a “good reason” termination.

In May 2007, the compensation committee entered into a severance agreement with J. Keith Lousteau, our executive vice president and chief financial officer, with a three-year term. We entered into this severance agreement with Mr. Lousteau at the time that our company and Mr. Lousteau entered into a consent decree with the Securities and Exchange Commission and the terms are described in “Executive Compensation—Potential Payments Upon Termination or Change in Control”.

After the end of fiscal 2008, we entered into a Retirement Agreement with Mr. Lousteau that generally anticipates that he will retire from his position as chief financial officer of the company effective September 30, 2008. Mr. Lousteau has also agreed to enter into a consulting agreement with us under which he will provide certain consulting services for two years following his retirement date, subject to our right to extend the consulting arrangement for an additional two years.

Under the Retirement Agreement, and subject to certain adjustments if he retires before or after September 30, 2008, Mr. Lousteau will receive at retirement a lump sum payment equal to the sum of:

•	one and one-half times his annual salary at the time of his retirement,

•	a one-year bonus based on the average bonus paid to him for the three prior fiscal years, and

•	a pro-rated bonus for the fiscal year ended March 31, 2009 based on the bonus paid to him for the three prior fiscal years.

In addition, Mr. Lousteau’s health, disability and life insurance benefits will be continued through May 31, 2010. All of Mr. Lousteau’s previously granted stock options and restricted stock that have not previously vested will vest at retirement. The Retirement Agreement also requires Mr. Lousteau to keep confidential company nonpublic information known to him and not to compete with the Company after his retirement. During the initial two-year term of the consulting agreement, Mr. Lousteau will be paid at an hourly rate of $200 for his services, which amount will be increased to $250 per hour if we exercise our option to extend the term.

Retirement Benefits.    We also provide a non-qualified deferred compensation plan, which acts as a supplement to our 401(k) plan, and a SERP that operates as a supplement to our qualified pension plan, or in the case of Mr. Platt, a supplement to our qualified retirement plan, which is a defined contribution plan. Both of these plans are designed to provide retirement benefits to our officers that the officers are precluded from receiving under the underlying qualified plans due to the compensation and benefits limits in the Internal Revenue Code. These plans are described in more detail in “Executive Compensation—2008 Pension Benefits” and “Executive Compensation—2008 Non Qualified Deferred Compensation.”

Recovery Policy.    During fiscal 2008, the compensation committee adopted an Executive Compensation Recovery Policy under which the company may recover cash and equity incentive compensation awarded in the future if the compensation was based on the achievement of financial results that were subsequently the subject of a restatement of our financial statements, if the executive officer engaged in intentional misconduct that caused the need for a restatement and the effect was to increase the amount of the incentive compensation.

Stock Ownership Guidelines.     In September, 2007, the board adopted stock ownership guidelines for the company’s directors and executives. The guidelines require our directors and executive officers to hold the following values in the form of company stock by January 1, 2013 (the director’s annual base compensation or the executive’s base salary is multiplied by the appropriate multiple):

•	5x for the chief executive officer and all directors.

•	3x for the chief operating officer, chief financial officer and executive vice presidents.

•	2x for all other executive officers.

Once achieved, ownership of the guideline amounts must be maintained for as long as the director or executive officer is subject to the guidelines.

$1 Million Pay Deductibility Cap.    Section 162(m) of the Internal Revenue Code limits our federal income tax deductions for compensation, other than qualified performance-based compensation, to $1 million for compensation paid to each of our most highly compensated executive officers. Stock options and restricted stock granted by us in fiscal 2008 are designed to qualify as performance-based and to be excluded in calculating the $1 million limit of Section 162(m). Annual bonuses paid to the named executive officers for fiscal 2008 will not qualify as performance-based compensation under Section 162(m). We are asking the stockholders to approve the terms of the Executive Officer Annual Incentive Plan at the annual meeting in order that executive officer bonuses for fiscal 2009 and future years may satisfy the performance-based requirements of Section 162(m).

We intend to continue to establish executive officer compensation programs that will maximize our company’s income tax deduction. However, from time to time, the committee may award compensation that is not fully tax deductible if we determine that such award is consistent with our philosophy and in the best interest of our company and our stockholders.

EXECUTIVE COMPENSATION

The following table summarizes, for the fiscal year ended March 31, 2008, the compensation paid to each of our named executive officers in all capacities in which they served.

FISCAL 2008 SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary	Stock Awards(1)		Option Awards(2)	Non- Equity Incentive Plan Compensation(3)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation(5)	Total
Dean E. Taylor Chairman, President and Chief Executive Officer	2008 2007	$575,000 575,000	$996,724 662,276		$753,420 367,689	$931,508 1,378,301	$1,743,344 1,962,508	$237,484 112,539	$5,237,480 5,058,313

J. Keith Lousteau Executive Vice President and Chief Financial Officer	2008 2007	$315,000 315,000	$360,917 242,136		$255,858 132,564	$403,991 597,763	$811,759 754,173	$43,870 20,602	$2,191,395 2,062,238

Jeffrey M. Platt Executive Vice President	2008 2007	$310,000 282,525	$341,999 223,361		$255,673 132,564	$390,488 546,826	$190,437 126,352	$49,661 24,631	$1,538,258 1,336,259

Stephen W. Dick Executive Vice President	2008 2007	$306,000 306,000	$322,920 218,413		$236,742 123,774	$392,448 574,734	$654,831 700,796	$50,220 26,888	$1,963,161 1,950,605

Bruce D. Lundstrom(8) Senior Vice President, General Counsel and Secretary	2008 2007	$155,769 0	$74,247 0		$76,087 0	$58,122 0	N/A 0	$18,905 0	$383,130 0

Cliffe F. Laborde(9) Former Executive Vice President, Secretary and General Counsel	2008 2007	$74,000 296,000	$1,088,685 196,911	(10)	$187,823 106,194	$40,860 550,196	$278,704 239,686	$14,638 29,968	$1,684,710 1,418,955

(1)	The dollar value of restricted stock set forth in this column is the compensation cost we recognized during fiscal 2008 for financial statement purposes in accordance with FAS 123R related to all restricted stock grants with vesting during fiscal 2008, except no assumptions for forfeitures were included. A discussion of the assumptions used in calculating the compensation costs is set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008. Please see the “Fiscal 2008 Grants of Plan-Based Awards” Table for more information regarding the stock awards we granted in fiscal 2008.
(2)	The dollar value of stock option awards set forth in this column is the compensation cost we recognized during fiscal 2008 for financial statement purposes in accordance with FAS 123R related to all stock option grants with vesting during fiscal 2008, except no assumptions for forfeitures were included. A discussion of the assumptions used in calculating the compensation costs is set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008. Please see the “Fiscal 2008 Grants of Plan-Based Awards” Table for more information regarding the stock option awards we granted in fiscal 2008.
(3)	Represents amounts paid to our named executive officers under our Management Annual Incentive Plan and our Executive Officer Annual Incentive Plan, as applicable.
(4)	Consists of the change from the prior fiscal year in the named executive officer’s pension value under our qualified Pension Plan and our non-qualified Supplemental Executive Retirement Plan.

(5)	Includes (i) matching contributions to the company’s 401(k) plan and Supplemental Savings Plan, (ii) retirement plan contributions for the account of Mr. Platt, who participates in a qualified defined contribution plan and not in our Pension Plan (iii) health care premium payments under our Executive Medical Plan, (iv) reimbursement for income tax liability incurred by inclusion in taxable income under the Internal Revenue Code of the value of personal use of corporate aircraft, (v) financial planning and income tax preparation, (vi) dividends paid on restricted stock held by our named executive officers, and (vii) the value of perquisites, including parking, club memberships, and the use of the company airplane by Mr. Taylor for personal use, as set forth below:

Name	401(k) Plan and Supplemental Savings Plan Contributions	Retirement Plan Contributions	Executive Medical Plan	Income Tax Reimbursement(6)	Financial Planning and Income Tax Return Preparation	Dividends	Parking	Club Memberships	Use of Corporate Airplane(7)
Mr. Taylor	$17,250	—	$6,550	$53,245	$7,500	$36,300	$4,402	$11,743	$100,494
Mr. Lousteau	$9,450	—	$6,550	—	$7,500	$13,200	$3,880	$3,290	—
Mr. Platt	$9,300	$6,825	$6,550	—	$10,150	$12,600	$3,880	$356	—
Mr. Dick	$9,180	—	$6,550	—	$13,530	$11,850	$3,880	$5,230	—
Mr. Lundstrom	$4,500	—	$3,565	—	$7,500	$2,100	$1,240	—	—
Mr. Laborde	$2,492	—	$1,493	—	—	$6,958	$660	$3,035	—

(6)	Mr. Taylor was reimbursed for his income tax liability related to his personal use of the company airplane.
(7)	Our board of directors, for security reasons, has required that Mr. Taylor complete all domestic and select international air travel, both business and personal aboard the company’s airplane. We calculate the aggregate incremental cost of Mr. Taylor’s personal use by multiplying the number of hours of personal use by the hourly cost to operate the plane, adding in incidental expenses.
(8)	Mr. Lundstrom was hired as senior vice president, general counsel and secretary of the company on September 24, 2007.
(9)	Mr. Laborde retired as executive vice president, general counsel and secretary of the company on June 29, 2007.
(10)	On May 30, 2007, the compensation committee accelerated the vesting of all unvested restricted stock held by Mr. Laborde.

The following table presents additional information regarding restricted stock and option awards, as well as non-equity incentive plan awards granted to our named executive officers during the fiscal year ended March 31, 2008.

FISCAL 2008 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Target ($)	Maximum ($)
Dean E. Taylor	N/A	690,000	2,000,000	(1)
	03/05/2008				19,824			1,124,219
	03/05/2008					61,617	56.71	1,096,783

J. Keith Lousteau	N/A	299,250	N/A	(2)
	03/05/2008				7,605			431,280
	03/05/2008					23,639	56.71	420,774

Jeffrey M. Platt	N/A	294,500	N/A	(2)
	03/05/2008				7,484			424,418
	03/05/2008					23,263	56.71	414,081

Stephen W. Dick	N/A	290,700	N/A	(2)
	03/05/2008				7,388			418,973
	03/05/2008					22,963	56.71	408,741

Bruce D. Lundstrom	N/A	150,000	N/A	(2)
	09/24/2007				7,000			459,830
	09/24/2007					5,333	65.69	129,912
	03/05/2008				7,243			410,751
	03/05/2008					22,513	56.71	400,731

Cliffe F. Laborde(7)	N/A	281,200	N/A	(2)	—	—	—	—
	03/05/2008	—			—			—
	03/05/2008					—	—	—

(1)

Our chief executive officer was eligible to receive a cash bonus under our Executive Officer Annual Incentive Plan based on the company’s achievement of annual performance goals. The amount actually paid to the chief executive officer for fiscal 2008 pursuant to this program is reflected in the “Summary Compensation Table” herein. The Executive Officer Annual Incentive Plan provides for a maximum award amount of $2 million. Please see “Compensation Discussion and Analysis—Annual Cash Incentive Compensation” for more information regarding this program and the related performance measures.

(2)	Our named executive officers, other than our chief executive officer, were eligible to receive a cash bonus under our Management Annual Incentive Plan based on the achievement of annual corporate performance goals and individual performance. The amounts actually paid to the named executive officers for fiscal 2008 pursuant to this program are reflected in the “Summary Compensation Table” herein. The Management Annual Incentive Plan does not establish a maximum incentive award. Please see “Compensation Discussion and Analysis—Annual Cash Incentive Compensation” for more information regarding this program and the related performance measures.
(3)	Shares of restricted stock granted in fiscal 2008 vest 25% on the first, second, third and fourth anniversaries of the date of grant if the cumulative EVA target of an additional $5 million per year over the fiscal 2008 level is met. If the performance target is not met on the first, second or third anniversary of the date of grant, that traunch of the award is carried forward to the next vesting anniversary. If the cumulative EVA target is not met on the fourth anniversary of the date of grant, all unvested shares will be forfeited.
(4)	Stock options granted in fiscal 2008 have a term of 10 years and vest 33.3% on the first, second and third anniversary dates of the date of the grant.
(5)	In accordance with the terms of the company’s stock option plans, the exercise price of options awarded is the closing price of our common stock on the date of grant, as reported on the New York Stock Exchange.
(6)	The dollar values of restricted stock and stock options disclosed in this column are equal to the aggregate grant date fair value computed in accordance with FAS 123R, except no assumptions for forfeitures were included. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008.
(7)	Mr. Laborde retired as executive vice president, general counsel and secretary of the company on June 29, 2007.

Salary.    Salaries paid to our named executives are set forth in the Fiscal 2008 Summary Compensation Table. For fiscal 2008, salaries paid to our named executives accounted for the following percentages of their total annual compensation: Mr. Taylor (11.0%), Mr. Lousteau (14.3%), Mr. Platt (20.1%), Mr. Dick (15.5%), Mr. Lundstrom (39.9%), and Mr. Laborde (4.4%).

Non-equity Incentive Plan Compensation.    The non-equity incentive plan compensation set forth in the tables above reflects annual cash incentive compensation under our Management Annual Incentive Plan and our Executive Officer Annual Incentive Plan, as applicable. Annual cash incentive compensation is earned based upon EVA, safety performance and, in the case of the named executive officers other than our chief executive officer, individual performance. The performance goals are discussed in greater detail under the heading “Compensation Discussion and Analysis—Annual Cash Incentive Compensation.”

Stock Options and Restricted Stock.    Each year, we provide long-term incentives in the form of stock options to our executives. Stock options are intended to reward executives for generating appreciation in our company’s stock price through their individual performance. Restricted stock granted in fiscal 2008 is subject to EVA performance requirements. The restricted stock is forfeited after four years if the cumulative EVA criteria is not met. The restricted stock is also subject to forfeiture if the executive’s employment terminates prior to vesting other than as a result of death or disability.

During the vesting period, the executives are the beneficial owners of the shares of restricted stock and possess all voting and dividend rights. Dividends are payable at the same rate as is paid on the company’s common stock generally. During fiscal 2008, the quarterly dividend rate was $0.15 per share.

Employment Agreements.    None of the named executive officers has a written employment agreement with the company, although we entered into a Severance Agreement with Mr. Lousteau in fiscal 2008, which was replaced by a Retirement Agreement on April 24, 2008. The terms of the Severance Agreement are described under the heading “Executive Compensation—Potential Payments upon Termination or Change in Control.” The terms of the Retirement Agreement, which was entered into following the end of fiscal 2008, is described under the heading “Compensation Discussion and Analysis”.

Additional Information.    We have provided additional information regarding the compensation we pay to our named executives under the heading “Compensation Discussion and Analysis.”

The following table illustrates the outstanding equity awards held by our named executive officers as of March 31, 2008.

OUTSTANDING EQUITY AWARDS AT MARCH 31, 2008

	Option Awards					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested($)(5)
Dean E. Taylor	22,900 75,000 50,000 75,000 55,000 42,500 20,000 36,666 20,000 0	0 0 0 0 0 0 0 18,334 0 61,617	(2) (3)	32.2500 42.1875 28.3300 40.2800 27.9200 28.0500 37.5500 55.7600 57.6500 56.7100	3/29/2010 1/18/2011 10/5/2011 3/27/2012 3/12/2013 3/30/2014 3/30/2015 3/29/2016 3/21/2017 3/5/2018	76,074		4,192,438

J. Keith Lousteau	3,100 10,000 30,000 3,565 13,000 6,500 0	0 0 0 0 6,500 0 23,639	(2) (3)	32.2500 42.1875 40.2800 28.0500 55.7600 57.6500 56.7100	3/29/2010 1/18/2011 3/27/2012 3/30/2014 3/29/2016 3/21/2017 3/5/2018	27,855		1,535,089

Jeffrey M. Platt	6,500 6,500 0	6,500 0 23,263	(2) (3)	55.7600 57.6500 56.7100	3/29/2016 3/21/2017 3/5/2018	26,734		1,473,311

Stephen W. Dick	12,000 6,000 0	6,000 0 22,963	(2) (3)	55.7600 57.6500 56.7100	3/29/2016 3/21/2017 3/5/2018	25,388		1,399,133

Bruce D. Lundstrom	0 0	5,333 22,513	(2) (3)	65.6900 56.7100	9/24/2017 3/5/2018	14,243		784,932

Cliffe F. Laborde	5,000 5,000	5,000 0	(2)	55.7600 57.6500	6/29/2009 6/29/2009	0	(4)	0	(4)

(1)	The shares of restricted stock held by our named executive officers vest as follows:

Name	Total Unvested Restricted Stock	Vesting Dates
Mr. Taylor	76,074

6,250 shares vesting on the later of 5/1/08 or the date on which the company files it’s annual report on Form 10-K for that year, if the EVA targets established for the annual cash incentive award is achieved. On 3/30/09, 6,250 additional shares and any of such shares of restricted stock that remain unvested automatically vest.

6,250 shares vesting on each of the later of 5/1/08 and 5/1/09, or the date on which the company files it’s annual report on Form 10-K for that year, if the EVA targets established for the annual cash incentive award are achieved. On 3/29/10, 6,250 additional shares and any of such shares of restricted stock that remain unvested automatically vest.

6,250 shares vesting on each of the later of 5/1/08, 5/1/09, and 5/1/10, or the date on which the company files it’s annual report on Form 10-K for that year, if the EVA targets established for the annual cash incentive award are achieved. On 3/21/11, 6,250 additional shares any of such shares of restricted stock that remain unvested automatically vest.

4,956 shares vesting on each of the later of 5/1/09, 5/1/10, 5/1/11, and 5/1/12 or the date on which the company files it’s annual report on Form 10-K for that year, provided that the cumulative EVA target of an additional $5 million per year over the fiscal 2008 level is met each year. If the performance target is not met on the first (5/1/09), second (5/1/10), or third (5/1/11) anniversary of the date of grant, that traunch of the award is carried forward to the next vesting anniversary. If the cumulative EVA target is not met on the fourth anniversary (5/1/12) of the date of grant, all unvested shares will be forfeited.

Mr. Lousteau	27,855

2,250 shares vesting on the later of 5/1/08 or the date on which the company files it’s annual report on Form 10-K for that year, if the EVA targets established for the annual cash incentive award is achieved. On 3/30/09, 2,250 additional shares and any of such shares of restricted stock that remain unvested automatically vest.

2,250 shares vesting on each of the later of 5/1/08 and 5/1/09, or the date on which the company files it’s annual report on Form 10-K for that year, if the EVA targets established for the annual cash incentive award are achieved. On 3/29/10, 2,250 additional shares and any of such shares of restricted stock that remain unvested automatically vest.

2,250 shares vesting on each of the later of 5/1/08, 5/1/09, and 5/1/10, or the date on which the company files it’s annual report on Form 10-K for that year, if the EVA targets established for the annual cash incentive award are achieved. On 3/21/11, 2,250 additional shares any of such shares of restricted stock that remain unvested automatically vest.

1,901 shares vesting on each of the later of 5/1/09, 5/1/10, 5/1/11, and 5/1/12 or the date on which the company files it’s annual report on Form 10-K for that year, provided that the cumulative EVA target of an additional $5 million per year over the fiscal 2008 level is met each year. If the performance target is not met on the first (5/1/09), second (5/1/10), or third (5/1/11) anniversary of the date of grant, that traunch of the award is carried forward to the next vesting anniversary. If the cumulative EVA target is not met on the fourth anniversary (5/1/12) of the date of grant, all unvested shares will be forfeited.

Name	Total Unvested Restricted Stock	Vesting Dates
Mr. Platt	26,734

1,750 shares vesting on the later of 5/1/08 or the date on which the company files it’s annual report on Form 10-K for that year, if the EVA targets established for the annual cash incentive award is achieved. On 3/30/09, 1,750 additional shares and any of such shares of restricted stock that remain unvested automatically vest.

2,250 shares vesting on each of the later of 5/1/08 and 5/1/09, or the date on which the company files it’s annual report on Form 10-K for that year, if the EVA targets established for the annual cash incentive award are achieved. On 3/29/10, 2,250 additional shares and any of such shares of restricted stock that remain unvested automatically vest.

2,250 shares vesting on each of the later of 5/1/08, 5/1/09, and 5/1/10, or the date on which the company files it’s annual report on Form 10-K for that year, if the EVA targets established for the annual cash incentive award are achieved. On 3/21/11, 2,250 additional shares any of such shares of restricted stock that remain unvested automatically vest.

1,871 shares vesting on each of the later of 5/1/09, 5/1/10, 5/1/11, and 5/1/12 or the date on which the company files it’s annual report on Form 10-K for that year, provided that the cumulative EVA target of an additional $5 million per year over the fiscal 2008 level is met each year. If the performance target is not met on the first (5/1/09), second (5/1/10), or third (5/1/11) anniversary of the date of grant, that traunch of the award is carried forward to the next vesting anniversary. If the cumulative EVA target is not met on the fourth anniversary (5/1/12) of the date of grant, all unvested shares will be forfeited.

Mr. Dick	25,388

2,000 shares vesting on the later of 5/1/08 or the date on which the company files it’s annual report on Form 10-K for that year, if the EVA targets established for the annual cash incentive award is achieved. On 3/30/09, 2,000 additional shares and any of such shares of restricted stock that remain unvested automatically vest.

2,000 shares vesting on each of the later of 5/1/08 and 5/1/09, or the date on which the company files it’s annual report on Form 10-K for that year, if the EVA targets established for the annual cash incentive award are achieved. On 3/29/10, 2,000 additional shares and any of such shares of restricted stock that remain unvested automatically vest.

2,000 shares vesting on each of the later of 5/1/08, 5/1/09, and 5/1/10, or the date on which the company files it’s annual report on Form 10-K for that year, if the EVA targets established for the annual cash incentive award are achieved. On 3/21/11, 2,000 additional shares any of such shares of restricted stock that remain unvested automatically vest.

1,847 shares vesting on each of the later of 5/1/09, 5/1/10, 5/1/11, and 5/1/12 or the date on which the company files it’s annual report on Form 10-K for that year, provided that the cumulative EVA target of an additional $5 million per year over the fiscal 2008 level is met each year. If the performance target is not met on the first (5/1/09), second (5/1/10), or third (5/1/11) anniversary of the date of grant, that traunch of the award is carried forward to the next vesting anniversary. If the cumulative EVA target is not met on the fourth anniversary (5/1/12) of the date of grant, all unvested shares will be forfeited.

Name	Total Unvested Restricted Stock	Vesting Dates
Mr. Lundstrom	14,243

1,750 shares vesting on each of the later of 5/1/08, 5/1/09, and 5/1/10, or the date on which the company files it’s annual report on Form 10-K for that year, if the EVA targets established for the annual cash incentive award are achieved. On 3/21/11, 1,750 additional shares any of such shares of restricted stock that remain unvested automatically vest.

1,811 shares vesting on each of the later of 5/1/09, 5/1/10, 5/1/11, and 5/1/12 or the date on which the company files it’s annual report on Form 10-K for that year, provided that the cumulative EVA target of an additional $5 million per year over the fiscal 2008 level is met each year. If the performance target is not met on the first (5/1/09), second (5/1/10), or third (5/1/11) anniversary of the date of grant, that traunch of the award is carried forward to the next vesting anniversary. If the cumulative EVA target is not met on the fourth anniversary (5/1/12) of the date of grant, all unvested shares will be forfeited.

(2)	Options vest on March 29, 2009.
(3)	Options vest one-third on March 5, 2009, March 5, 2010 and March 5, 2011.
(4)	On May 30, 2007, the compensation committee accelerated the vesting of all unvested restricted stock held by Mr. Laborde. He is prohibited from selling the shares until the original vesting date.
(5)	Based on the closing price of our common stock on March 31, 2008 ($55.11), as reported on the New York Stock Exchange.

FISCAL 2008 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding the number and value of stock options exercised and restricted stock that vested during fiscal 2008 for our executive officers named in the Fiscal 2008 Summary Compensation Table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Dean E. Taylor	62,848	1,885,461	16,750	1,042,983
J. Keith Lousteau	129,065	3,603,108	6,250	387,308
Jeffrey M. Platt	110,100	3,437,384	5,750	354,733
Stephen W. Dick	224,950	8,033,051	5,750	354,733
Bruce D. Lundstrom	0	0	0	0
Cliffe F. Laborde(3)	260,167	7,195,550	11,995	776,379

(1)	The value realized on the exercise of stock options is based on the difference between the exercise price and the market price (used for tax purposes) of our common stock on the date of exercise.
(2)	The value realized upon the vesting of restricted stock is based on the market price of our common stock on the date of vesting.
(3)	On May 30, 2007, the compensation committee accelerated the vesting of all unvested restricted stock held by Mr. Laborde. He is prohibited from selling the shares until the original vesting date.

FISCAL 2008 PENSION BENEFITS

The following table sets forth information relating to our Pension Plan and our Supplemental Executive Retirement Plan.

Name	Plan Name	Number of years of Credited Service	Present Value of Accumulated Benefits ($)		Payments during Last Fiscal Year
Dean E. Taylor	Pension Plan SERP	29 29	1,258,975 6,487,564	(1) (1)	0 0
J. Keith Lousteau	Pension Plan SERP	30 30	1,306,453 2,572,950	(1) (1)	0 0
Jeffrey M. Platt	SERP	10	486,759	(1)	0
Stephen W. Dick	Pension Plan SERP	34 34	1,405,593 2,394,682	(1) (1)	0 0
Bruce D. Lundstrom	SERP	0	0	(1)	0
Cliffe F. Laborde	Pension Plan SERP	15 15	626,779 853,365	(2) (2)	0 0

(1)	Benefits are assumed to commence at the earliest unreduced retirement age of 62 as a single life annuity, with pay and service as of March 31, 2008. A discussion of the other assumptions used in calculating the present value of accumulated benefits is set forth in Note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008.
(2)	Mr. Laborde retired as executive vice president, general counsel and secretary on June 29, 2007.

We sponsor a defined benefit pension plan (“Pension Plan”) and a Supplemental Executive Retirement Plan (“SERP”) covering eligible employees of our company and participating subsidiaries. To be eligible to participate in the SERP, an employee must be a participant in the Pension Plan or the Tidewater Retirement Plan, which is a defined contribution plan, and the employee must serve as the chief executive officer, the president, a vice president or the corporate controller of the company. The SERP provides certain benefits to our officers that the Pension Plan is prevented from providing because of compensation and benefits limits in the Internal Revenue Code. The Pension Plan and the SERP are referred to together as the “Pension Program.”

An executive officer’s benefits under the Pension Program are based on his highest average of 5 consecutive calendar years of gross pay over the last 10 years (“final average pay”) prior to his retirement. Upon normal retirement at age 65, an officer participating in the Pension Program receives a monthly benefit equal to the sum of (i) 2% of the portion of final average pay that exceeds Social Security covered compensation, times years of service up to a maximum of 35, plus (ii) 1.35% of the portion of final average pay that does not exceed Social Security covered compensation, times years of service up to a maximum of 35, plus (iii) 1% of final average pay times years of service in excess of 35 years. SERP benefits become fully vested and are paid out in a lump sum upon a change of control of our company.

Early retirement benefits are available upon retirement after attaining age 55 and completing 10 years of service. There is no reduction for benefits that begin at age 62 or later. For retired employees electing commencement between age 55 and 62, the reduction is 5% per year for each year prior to age 62. Messrs. Taylor, Lousteau, and Dick, are eligible for early retirement. Mr. Laborde elected early retirement in fiscal 2008 and retired from the company on June 24, 2007. A retired employee may select a life annuity or an equivalent optional form of settlement. However, SERP benefits are paid in a lump sum upon a change of control.

Employees who have completed five years of service are 100% vested in their Pension Program benefits. Messrs. Taylor, Lousteau, Platt, Dick, and Laborde have 29, 30, 11, 35, and 15 years of service as of March 31, 2008, respectively, under the company’s Pension Program.

Mr. Platt and Mr. Lundstrom, however, are not eligible to participate in the Pension Plan because they were hired after January 1, 1996. Employees who were hired after that date participate in the Tidewater Retirement Plan, which is a defined contribution plan. Thus, Mr. Platt and Mr. Lundstrom, when eligible, will receive a

SERP benefit equal to the actuarial equivalent of the excess of (i) the benefit which could have been payable as a monthly single life annuity under the Pension Program, described above, if they had been eligible to Participate in the Pension Plan less (ii) a hypothetical Retirement Plan benefit based upon a monthly single life annuity. The hypothetical Retirement Plan benefit is each of Mr. Platt’s and Mr. Lundstrom’s actual Retirement Plan account balance as of the date he became an officer with increases based upon certain assumptions including an annual contribution of 3% of eligible compensation and interest at 6%, compounded annually. In lieu of a Pension Plan benefit, each of Mr. Platt and Mr. Lundstrom will receive a benefit from the Retirement Plan, which is a defined contribution plan.

FISCAL 2008 NON-QUALIFIED DEFERRED COMPENSATION

The following table summarizes the compensation our named executive officers have deferred under our Supplemental Savings Plan.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY(1)		Aggregate Withdrawals/ Distributions	Aggregate Balance at 3/31/08
Dean E. Taylor	$559,075	$15,812	-$	3,663	—	$1,350,322
J. Keith Lousteau	54,063	6,300		-9,975	$106,737	246,802
Jeffrey M. Platt	86,800	7,750		-16,786	—	218,869
Stephen W. Dick	230,184	7,268		-21,113	—	798,427
Bruce D. Lundstrom	0	0		—	—	0
Cliffe F. Laborde	20,768	2,492		4,822	61,758	520,870

(1)	No amounts reported in this column are reported as compensation in the Fiscal 2008 Summary Compensation Table.

Our Supplemental Savings Plan allows certain officers and other designated participants who earn over the qualified 401(k) plan limits to participate in the Supplemental Savings Plan and to receive company contributions. A participant is permitted to contribute an aggregate of between 2% and 75% of base salary to the 401(k) plan and the Supplemental Savings Plan. In addition, a participant may defer up to 100% (in 25% increments) of his bonus compensation. The company makes a 50% matching contribution of up to 6% of salary contributed to the 401(k) plan and the Supplemental Savings Plan. The participant’s contribution and the company’s matching contribution are invested as instructed by the participant in one or more investment funds offered through the Supplemental Savings Plan for fiscal 2008. The annual rate of return for these funds for fiscal 2008 was as follows:

Fund	One Year Total Return
AMERICAN GROWTH FUND OF AMERICA (CLASS R4 SHARES)	0.75%
BLACKROCK S & P 500 INDEX FUND (CLASS I SHARES)	-5.36%
EVERGREEN INTERNATIONAL EQUITY FUND (CLASS A SHARES)	2.59%
FIDELITY ADVISOR SMALL CAP FUND (CLASS A SHARES)	-1.05%
LORD ABBETT AFFILIATED FUND (CLASS Y SHARES)	-6.37%
LORD ABBETT SMALL CAP VALUE FUND (CLASS Y SHARES)	0.24%
MFS TOTAL RETURN FUND (CLASS R5)	-2.41%
MUNDER MIDCAP CORE GROWTH FUND (CLASS Y SHARES)	1.94%
PHOENIX MID CAP VALUE FUND (CLASS A SHARES)	-12.09%
TEMPLETON GROWTH FUND (ADVISOR CLASS SHARES)	-10.29%
BLACKROCK GOVERNMENT INCOME PORTFOLIO FUND (CLASS I SHARES)	7.02%
PIMCO TOTAL RETURN FUND (ADMINISTRATIVE CLASS SHARES)	10.55%
MERRILL LYNCH READY ASSETS TRUST	4.54%

The Supplemental Savings Plan is unfunded but the company has established a rabbi trust to set aside funds for the payment of benefits. The amounts deposited in this trust are subject to the claims of the company’s creditors. Benefits are generally paid out following termination of employment and a participant can elect to have distributions made in approximately equal annual installments over a period not to exceed ten years or in a lump sum. The benefit will be paid in a lump sum upon a change of control of the company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following information and table set forth the amount of payments to each of our named executives in the event of a termination of employment as a result of normal and early retirement, death, disability, voluntary termination, termination for cause, termination without cause, termination by the executive for good reason, and termination following a change in control. The table also sets forth the amount of payments to each of our named executives in the event of a change of control without a termination of employment.

We do not have employment agreements with any of our named executive officers. We do have change of control agreements with each of our named executive officers that provide for payments and benefits in the event of a termination of employment following a change of control of the company. On May 10, 2007, Mr. Lousteau entered into a severance agreement (the “Severance Agreement”) with the company that provides for payments and benefits to him in the event his employment is terminated by the company without cause or by Mr. Lousteau for good reason. On April 24, 2008, Mr. Lousteau entered into a retirement agreement (the “Retirement Agreement”) with the company which replaced the Severance Agreement and which provides for payments and benefits to him upon his retirement from the company. Mr. Lousteau’s anticipated retirement date is September 30, 2008 but may be extended until November 30, 2008 if requested by the company. Mr. Lousteau’s change of control agreement with the company will terminate on the date of Mr. Lousteau’s retirement from the company. If a change of control of the company occurs prior to Mr. Lousteau’s retirement from the company, he can choose to receive benefits under his Retirement Agreement or his change of control agreement, but not both. The change of control agreements and Mr. Lousteau’s Severance Agreement and Retirement Agreement are described in detail below.

Assumptions and General Principles.    The following assumptions and general principles apply with respect to the following table and any termination of employment of a named executive.

•

The amounts shown in the table assume that the date of termination of employment of each named executive was March 31, 2008. Accordingly, the table reflects amounts earned by our named executive officers as of March 31, 2008 and includes estimates of amounts that would be paid to the named executive upon the occurrence of a termination or change in control. The actual amounts that would be paid to a named executive can only be determined at the time of the termination or change in control.

•

If a named executive is employed on March 31 of a given year, that executive will generally be entitled to receive an annual cash bonus pursuant to our Management Annual Incentive Plan or Executive Officer Annual Incentive Plan, as applicable. If a named executive officer resigns or is terminated with cause at the end of or after the end of the fiscal year, the executive would be entitled to an incentive bonus for the completed year. This is because the executive had been employed for the entire fiscal year. This payment is not a severance payment but is a payment for services provided over the course of the year and is not included in the table.

•

A named executive may exercise any stock options that are vested and exercisable prior to the date of termination and is entitled to receive unrestricted shares of common stock with respect to any restricted stock awards that have vested prior to the date of termination. In addition, the vesting of options and restricted stock is accelerated upon a change of control of our company and the vesting of restricted stock is accelerated upon death or disability. The value of only these accelerated awards are reflected in the table.

•

A named executive will be entitled to receive all amounts accrued and vested under our retirement and savings programs including any pension plans and deferred compensation plans in which the named executive participates. These amounts will be determined and paid in accordance with the applicable plan and are not included in the table because they are not severance payments.

•	Mr. Lousteau’s Retirement Agreement provides for certain severance benefits upon Mr. Lousteau’s retirement from the company. We have not included any estimated retirement payments to Mr. Lousteau under the Retirement Agreement in the table, since his agreement was not yet in effect on March 31, 2008. The terms of the Retirement Agreement with Mr. Lousteau are described under the heading “Compensation Discussion and Analysis—Retirement Agreement.”

Normal and Early Retirement and Termination Without Cause.    A named executive officer is eligible to elect normal retirement at age 65 and early retirement after attaining age 55 and completing 10 years of service. Upon normal retirement at age 65 or later and after completing at least five years of service, or upon early retirement at age 55 or later and after completing at least ten years of service or upon termination of the named executive officer’s employment by the company without cause, a named executive officer will receive any positive balance in the named executive officer’s bonus bank under the Management Annual Incentive Plan or Executive Officer Annual Incentive Plan, as applicable, and a pro rata bonus for the fiscal year in which termination occurs based upon the performance criteria in effect for such year and the percentage of salary applicable to such named executive’s bonus, but applied to the actual salary amount paid to the named executive for the portion of the year that the participant was employed.

Retirement—Mr. Lousteau.    The company and Mr. Lousteau entered into a Retirement Agreement on April 24, 2008, after the end of fiscal 2008. Upon Mr. Lousteau’s retirement, he will receive certain retirement payments and benefits. These retirement payments and benefits are discussed in detail under the heading “Compensation Discussion and Analysis—Retirement Agreement”.

Death and Disability.    Upon death or disability, a named executive officer, or his estate, as the case may be, will receive any positive balance in the named executive’s bonus bank under the Management Annual Incentive Plan or Executive Officer Annual Incentive Plan, as applicable, and a pro rata bonus for the fiscal year in which termination occurs based upon the performance criteria in effect for such year and the percentage of salary applicable to such named executive’s bonus, but applied to the actual salary amount paid to the named executive for the portion of the year that the participant was employed. Upon death or disability, all shares of restricted stock will immediately vest and become unrestricted. The amounts set forth in the table for restricted stock reflect the number of shares of restricted stock for which the vesting would accelerate multiplied by the closing price of our common stock on March 30, 2008.

Voluntary Termination and Termination for Cause.    A named executive officer is not generally entitled to receive any additional forms of severance payments or benefits upon his voluntary decision to terminate employment with the company prior to being eligible for retirement or upon termination for cause. Any named executive officer who voluntarily terminates his employment with the company or is terminated by the company for cause during the fiscal year would forfeit his bonus bank balance and would not receive a pro rata bonus, unless otherwise determined by the compensation committee.

Termination Without Cause and Termination By Executive for Good Reason—Mr. Lousteau.    The Severance Agreement with Mr. Lousteau, which was in effect as of the end of fiscal 2008, but which has been replaced by his Retirement Agreement, provided for certain severance benefits in the event Mr. Lousteau’s employment was terminated by the company without cause or by Mr. Lousteau for good reason. Under the Severance Agreement, if we terminated his employment without cause or if he voluntarily terminated his employment for good reason, he would have received a lump-sum cash payment equal to three times the sum of (a) his base salary in effect at the time of termination and (b) the average of the annual bonuses earned by him (inclusive of any banked amounts) with respect to the three full fiscal years that immediately preceded the termination date. In addition, we would have (i) continued to provide him insurance and welfare benefits for 18 months following termination of employment, (ii) provided outplacement assistance for a period of 18 months following termination of employment (not to exceed an aggregate of $25,000), (iii) caused any unvested stock options or restricted stock to become fully vested, and (iv) paid him any positive balance in his bonus bank. The Severance Agreement had a three year term, but has been terminated in connection with the execution of the Retirement Agreement.

Change of Control.    Upon the occurrence of a change of control, as generally defined below, all outstanding stock options will immediately vest and become exercisable and all shares of restricted stock will immediately vest and become unrestricted. No amounts are reflected for stock options in the table below because the closing price of our common stock on March 30, 2008 was less than the exercise prices for each option for which vesting would accelerate. The amounts set forth in the table for restricted stock reflect the number of shares of restricted stock for which vesting would accelerate multiplied by the closing price of our common stock on March 30, 2008.

We have entered into change of control agreements with each of our named executive officers. Generally, pursuant to these agreements, a change of control occurs:

(a) upon the acquisition by any person or entity of beneficial ownership of 30% or more of the outstanding shares of the company’s common stock, or 30% or more of the combined voting power of the company’s then outstanding securities (other than (i) acquisitions of common stock directly from the company, (ii) acquisitions of common stock by the company or its subsidiaries, (iii) any acquisition of common stock by any employee benefit plan (or related trust) sponsored or maintained by the company or any corporation controlled by the company, or (iv) any acquisition of common stock by any corporation in connection with a business transaction as proscribed in the agreement);

(b) if a majority of the company’s incumbent board of directors are replaced other than in specific circumstances;

(c) upon the consummation of a reorganization, merger or consolidation (including a merger or consolidation of the company or any direct or indirect subsidiary of the company), or sale or other disposition of all or substantially all of the assets of the company (a “Business Combination”), in each case, unless, immediately following such Business Combination, (i) the voting securities of the company immediately prior to the Business Combination represent more than 50% of the combined voting power of the then-outstanding voting securities of the entity resulting from the transaction, (ii) except to the extent that such ownership existed prior to the Business Combination, no person beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 30% or more of the combined voting power of the then outstanding voting securities of such corporation, and (iii) at least a majority of the members of the board of directors of the corporation resulting from the Business Combination were members of the incumbent board of the company at the time of initiating the Business Combination; or

(d) approval by the stockholders of the company of a complete liquidation or dissolution of the company.

The change of control agreements provide that upon a termination of employment following a change in control (other than termination for cause or by reason of death or disability) or if the named executive terminates his employment in certain circumstances defined in the agreement which constitutes “good reason,” in addition to the accelerated vesting of stock options and restricted stock described above, each will receive a lump sum payment equal to three times the officer’s base salary at termination, plus a payment equal to three times the greater of the average of his last three bonuses or the target bonus for which the officer is eligible within the following twelve months, except that Mr. Lundstrom’s change of control agreement provides for a lump sum payment equal to two times his base salary at termination, plus a payment equal to two times the greater of the average of his last two bonuses or the target bonus for which he is eligible. The change of control agreements also provide for a pro-rated bonus assuming performance at the target level for the portion of the year prior to termination. Also, the officer will be entitled to continued life and health insurance benefits for thirty-six months following the date of termination, except that Mr. Lundstrom will be entitled to continued life and health insurance benefits for two years following the date of termination. The officer will immediately become fully vested in his benefits under each of our supplemental or excess retirement plans in which the officer participated. All benefits under each of our supplemental or excess retirement plans will be paid out in a lump sum upon the change of control. In addition, we will increase the payout by an amount equal to the additional benefits to which the officer would have been entitled under any of our qualified or non-qualified defined benefit or defined contribution plans, as if the officer had continued to participate in such plans for three years following the change of control. The change of control agreements of Messrs. Taylor and Lundstrom have terms that differ from the terms of our change of control agreements with Messrs. Dick, Platt and Lousteau. Mr. Taylor’s and Mr. Lundstrom’s agreements:

•	do not calculate the SERP benefit payout by providing additional compensation credit;

•	include amounts credited to the bonus bank as part of the annual bonus for the purpose of determining the lump sum cash severance payment;

•	include a gross-up payment to cover any excess parachute payment tax; and

•

do not include within the definition of a “good reason” termination necessary to trigger a severance benefit a situation where the officer does not have a commensurate position following the change of control with the corporation resulting from a business combination. If the resulting corporation is controlled by a parent entity, “good reason” would not exist simply because the named executive did not have a commensurate position with the parent entity.

The agreements of Messrs. Dick, Platt and Lousteau:

•	do provide additional compensation credit in calculating the SERP payment amount;

•	do not include a parachute payment excise tax gross-up; and

•	do include within the definition of “good reason” a situation where the officer does not have a commensurate position with the ultimate parent company after the change of control.

ESTIMATED PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Event	D.E. Taylor	J.K. Lousteau	J.M. Platt	S.W. Dick	B.D Lundstrom	C.F. Laborde
Normal and Early Retirement and Termination Without Cause(1)(2)
Prorated annual cash incentive compensation and bonus bank	$1,242,024	$538,661	$508,839	$523,270	$58,122	$329,111
Accelerated stock options	$0	$0	$0	$0	$0	$0
Accelerated vesting of restricted stock	$0	$1,535,089	$0	$0	$0	$1,378,007
Cash severance payment	$0	$1,893,195	$0	$0	$0	$0
Continued benefits	$0	$1,827,080	$0	$0	$0	$0
Total	$1,242,024	$5,794,025	$508,839	$523,270	$58,122	$1,707,118

Death or Disability
Prorated annual cash incentive compensation and bonus bank	$1,242,024	$538,661	$508,839	$523,270	$58,122	$—
Accelerated vesting of restricted stock	$4,190,950	$1,535,089	$1,473,311	$1,399,133	$784,932	$—
Total	$5,432,974	$2,073,750	$1,982,150	$1,922,403	$843,054	$—

Termination by Executive for Good Reason
Prorated annual cash incentive compensation	$931,508	$0	$390,488	$392,448	$58,122	$—
Prorated annual cash incentive compensation and bonus bank	0	538,661	0	0	0
Accelerated stock options	0	0	0	0	0
Accelerated vesting of restricted stock	0	1,535,089	0	0	0
Cash severance payment	0	1,893,195	0	0	0
Continued benefits	0	1,827,080	0	0	0
Total	$931,508	$5,794,025	$390,488	$392,448	$58,122	$—

Change in Control
Accelerated stock options	$0	$0	$0	$0	$0	$—
Accelerated vesting of restricted stock	$4,190,950	$1,535,089	$1,473,311	$1,399,133	$784,932	$—
Total	$4,190,950	$1,535,089	$1,473,311	$1,399,133	$784,932	$—

Change in Control with Termination
Prorated annual cash incentive compensation and bonus bank	$1,573,354	$538,661	$545,774	$629,181	$150,000	$—
Accelerated stock options	$0	$0	$0	$0	$0	$—
Accelerated vesting of restricted stock	$4,190,950	$1,535,089	$1,473,311	$1,399,133	$784,932	$—
Cash severance payment	$3,940,160	$1,868,195	$1,666,495	$1,783,896	$488,748	$—
Continued benefits	$849,505	$1,827,080	$685,076	$1,455,057	$77,952	$—
Tax gross up	$6,137,101	$0	$0	$0	$684,337
Total	$16,691,070	$5,769,025	$4,370,656	$5,267,267	$2,185,969	$—

(1)	Does not include payments Mr. Lousteau will be entitled to receive upon retirement under his Retirement Agreement dated April 24, 2008, since it was not in effect at the end of fiscal 2008. See “Compensation, Discussion and Analysis.” If the Retirement Agreement had been in effect and Mr. Lousteau had retired on March 31, 2008, Mr. Lousteau would have received $2,965,741.
(2)	Mr. Laborde retired as executive vice president, general counsel and secretary of the company on June 29, 2007. The amounts reflected under “Normal and Early Retirement and Termination Without Cause” for Mr. Laborde are the amounts actually received by Mr. Laborde when he retired from the company.

PROPOSAL TO APPROVE THE TERMS OF THE TIDEWATER INC.

EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN

(PROPOSAL 2)

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

STOCKHOLDERS VOTE “FOR” APPROVAL OF THE TIDEWATER INC.

EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN.

General

The Executive Officer Annual Incentive Plan (the “Plan”) is designed to provide financial incentives to our executive officers to make significant, objectively measurable contributions to the overall performance and growth of the company. The Plan also is intended to strengthen our ability to attract and retain members of the executive officer group. The principal features of the Plan are summarized below. This summary is qualified in its entirety, however, by reference to the full text of the Plan, which is attached to this proxy statement as Appendix A.

Purpose of the Proposal

Under Section 162(m) of the Code, we may not deduct more than $1 million per year for compensation paid or accrued to our Chief Executive Officer, or the four other most highly compensated executive officers of our company. An exclusion from the $1 million per officer limitation is available for compensation that satisfies the stockholder approval and other requirements provided in Section 162(m) for qualified performance-based compensation. The purpose of submitting the terms of the Plan to the stockholders is to qualify the annual incentive bonus to be paid to each participating executive officer as performance-based compensation that will be excluded from the $1 million limit on tax deductible compensation under Section 162(m). The material terms of the Plan are required to be re-approved by the stockholders at least every five years, if the compensation committee has the authority to change the targets under a previously approved performance goal.

Terms of the Plan

Administration of the Plan.    If approved at the annual meeting, the Plan will be administered by the compensation committee of our board, which will have the power to designate participants, establish performance goals and objectives, adopt appropriate regulations, certify as to the achievement of performance goals and make all determinations necessary for the administration of the Plan.

Eligibility.    Any executive officer may be designated by our compensation committee as a participant in the Plan for any year. We currently have five executive officers. Our compensation committee will designate prior to June 29 of each fiscal year the executive officers who will participate in the Plan that year. For fiscal 2009, only Dean Taylor, our chief executive officer, has been named as a participant. Executive officers who are not named as participants in the Plan will participate in our Management Annual Incentive Plan, which is similar to the Plan but includes a discretionary component based upon an evaluation of individual performance.

Incentive Bonus.    Under the Plan, each participant will be eligible to earn a specified bonus amount based upon the achievement of pre-established quantitative performance goals. The compensation committee will set the range of bonus awards for each participant, stated as a percentage of the participant’s base salary in effect at the beginning of the fiscal year. The participant’s actual bonus will depend on the degree to which the objective performance goals are achieved. The amount of the bonus will be objectively determinable.

The participants and the performance goals for each year must be established prior to June 29. The performance measures currently used under the Plan are economic value added (“EVA”) and safety. These same criteria may be used in the future or may be based upon one or more of the following criteria relating to our company or one or more of its divisions, subsidiaries or lines of business: earnings per share; shareholder return; earnings or earnings before interest, taxes and amortization; stock price; total shareholder return; return on equity, return on total capital; return on assets or net assets; revenue; reduction of expenses; cash flow; income or net income; operating income or net operating income; operating profit or net operating profit; operating margin or profit margin; return on operating revenue; return on invested capital; or market segment share. For any performance period, the performance goals may be measured on an absolute basis or relative to a group of peer companies selected by the compensation committee, relative to internal goals or industry benchmarks, or relative to levels attained in prior years. Performance measurements may be adjusted as specified under the Plan to exclude the effect of non-recurring transactions, changes in accounting standards, extraordinary items or discontinued operations. The compensation committee may also specify other annual adjustments before June 29 of each year.

For each year that the Plan is in effect, the compensation committee may change the performance goals permitted under the Plan and the targets that must be met. Each year the compensation committee will also supplement the terms of the Plan, as necessary to set forth the terms applicable to the particular performance criteria, goals and formula set for the particular year.

No participant may be paid a bonus under the Plan of more than $3,000,000 for any fiscal year. Our compensation committee has discretion to decrease but not increase the amount of the bonus paid to a participant from the amount that is payable under the terms of the pre-established quantitative criteria for the applicable year. Prior to the payment of annual bonuses under the Plan, our compensation committee must certify that the performance goals and the applicable conditions to the payment of the bonus have been met.

Termination of Employment.    A participant must be employed at the end of a fiscal year in order to receive a bonus under the Plan, except that the applicable formula may be applied on a pro rata basis in the case of death, disability, retirement or other special circumstances.

Amendment to the Plan.    Our compensation committee may amend, suspend or terminate the Plan at any time. Any amendment or termination of the Plan shall not, however, affect the right of a participant to receive any earned bonus for a completed fiscal year that has not yet been paid. Stockholder approval of certain amendments will be necessary to meet the requirements of Section 162(m).

Term of the Plan.    The Plan applies to each of the five fiscal years during the period beginning April 1, 2008 and ending March 31, 2013, unless terminated earlier by the compensation committee.

Bonuses to be Paid.    If the Plan is not approved at the annual meeting, the annual incentive bonuses proposed to be paid under the Plan will not be paid, but participants will instead be permitted to participate in other bonus arrangements in order to provide total compensation commensurate with their responsibilities. Nothing in the Plan precludes our board or its committees from making additional payments or special awards in their discretion outside of the Plan that may not qualify as performance-based compensation under Section 162(m).

Plan Benefits and Equity Compensation Plan Information

For information as to the bonuses that would have been paid to the executive officers under the Plan for the last fiscal year if the Plan had been in effect, please see the amounts reflected in the non-equity plan compensation column included in the Summary Compensation Table under “Executive Compensation.”

Equity Compensation Plan Information

The following table provides information as of March 31, 2008 about equity compensation plans of the company under which shares of common stock of the company are authorized for issuance:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (A)		Weighted-average exercise price of outstanding options, warrants and rights (B)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A) (C)
Equity compensation plans approved by shareholders	1,437,763		$45.67	892,224	(1)
Equity compensation plans not approved by shareholders	—		—	—
Balance at March 31, 2008	1,437,763	(2)	$45.67	892,224	(1)

(1)	As of March 31, 2008, all of such remaining shares are issuable as stock options, but only 544,548 of such shares are issuable as restricted stock or other stock-based awards under the company’s 2006 Stock Incentive Plan.
(2)	If the exercise of these outstanding options and issuance of additional common shares had occurred as of March 31, 2008, these shares would represent 2.8% of the then total outstanding common shares of the company.

Vote Required

Approval of the Plan requires the affirmative vote of the holders of at least a majority of the voting power present in person or represented by proxy at the annual meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE TERMS

OF THE TIDEWATER INC. EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN.

PROPOSAL FOR THE RATIFICATION OF

SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 3)

The audit committee of our board has selected Deloitte & Touche LLP (“Deloitte & Touche”) as the company’s independent registered public accounting firm to audit the financial statements of the company for the fiscal year ending March 31, 2009. Proxies solicited hereby will be voted to ratify that selection unless stockholders specify otherwise in their proxies. If the stockholders do not ratify the appointment of Deloitte & Touche by the affirmative vote of the holders of a majority of our common stock present in person or by proxy at the meeting and entitled to vote, the audit committee will reconsider the selection of the independent auditors.

Representatives of Deloitte & Touche are expected to be present at the 2008 Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2009.

STOCKHOLDER PROPOSALS

Our stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission and our amended and restated bylaws.

If you want us to consider including a proposal in next year’s proxy statement, you must deliver the proposal in writing to our Secretary at 601 Poydras Street, Suite 1900, New Orleans, Louisiana 70130 by February 27, 2009.

If you want to present a proposal at next year’s annual meeting but do not wish to have the proposal included in our proxy statement, you must submit it in writing to our Secretary, at the above address, no earlier than April 22, 2009 and no later than May 17, 2009, in accordance with the specific procedural requirements set forth in our amended and restated bylaws. If you would like a copy of these procedures, please contact our Secretary, or access the “Governance” section of our website at http://www.tdw.com. Failure to comply with our bylaw procedures and deadlines may preclude presentation of the matter at the meeting.

We did not receive any stockholder proposals for the 2009 Annual Meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and beneficial owners of more than 10% of our common stock to file certain beneficial ownership reports with the SEC. To our knowledge, based on our review of copies of reports received by us and written representations by certain reporting persons, we believe that during fiscal year 2008, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were complied with in a timely manner, except that a Form 3 required to be filed when James C. Day joined our board was filed nine days late on September 19, 2007.

CERTAIN TRANSACTIONS

Our practice has been that any transaction which would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the Securities and Exchange Commission, with respect to a director or executive officer, must be reviewed and approved, or ratified, by our Audit Committee. The Audit Committee reviews and investigates any matters pertaining to the integrity of management and directors, including conflicts of interest, or adherence to standards of business conduct required by our policies. We are currently not a party to any such related party transaction.

OTHER MATTERS

Our board knows of no business, other than that described above, that will be presented for consideration by the company’s stockholders at the meeting. The enclosed proxy will confer discretionary authority with respect to any other matters that may properly come before the meeting or any adjournment thereof. It is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on any such matter.

By Order of the Board of Directors

BRUCE D. LUNDSTROM
Senior Vice President, General Counsel
and Secretary

New Orleans, Louisiana

June 27, 2008

PLEASE COMPLETE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. YOU CAN ALSO CALL IN YOUR VOTE BY TOUCHTONE TELEPHONE OR SEND IT OVER THE INTERNET USING THE INSTRUCTIONS ON THE PROXY CARD.

APPENDIX A

TIDEWATER INC.

EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN

1. Purpose. The purpose of the Tidewater Inc. Executive Officer Annual Incentive Plan (the “Plan”) is to advance the interests of Tidewater Inc. (the “Company”) by providing an annual incentive bonus to be paid to certain designated executive officers of the Company based on the achievement of pre-established performance goals.

2. Qualification as Performance-Based Compensation. The Plan provides for an opportunity to earn an incentive bonus based on the achievement of pre-established quantitative performance criteria. It is the Company’s intention to structure and operate the Plan such that the incentive bonus will qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m))” and be fully deductible by the Company for federal income tax purposes.

3. Stockholder Approval. For purposes of qualifying the quantitative portion of the annual incentive bonus as performance-based compensation under Section 162(m), the payment of any bonus hereunder is subject to the approval of the material terms of the Plan by the stockholders of the Company.

4. Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company or, if all of the members of the Compensation Committee do not qualify as “outside directors” under Section 162(m), by a subcommittee of the Compensation Committee, all of the members of which qualify as “outside directors.” The authority of the committee or subcommittee that administers the Plan (the “Committee”) shall include, in particular, authority to:

(a) designate participants for a particular year;

(b) establish performance goals and objectives and the specific plan terms for a particular year;

(c) establish regulations for the administration of the Plan and make all determinations deemed necessary for the administration of the Plan; and

(d) certify as to whether performance goals have been met.

5. Eligibility. The Committee shall designate no later than June 29 of each fiscal year the executive officers of the Company who shall participate in the Plan that year.

6. Incentive Bonus. No later than June 29 of each year for which a bonus is to be payable hereunder (a “Plan Year”), the Committee shall establish the performance goals for that year and the objective criteria pursuant to which the bonus for that year is to be payable. No participant may be paid a bonus for any Plan Year in excess of $3,000,000. The performance goals each year shall apply to performance of the Company or one or more of its divisions, subsidiaries or lines of business and shall be based upon one or more of the following performance goals: economic value added, safety, earnings per share; shareholder return; earnings or earnings before interest, taxes and amortization; stock price; total shareholder return; return on equity, return on total capital; return on assets or net assets; revenue; reduction of expenses; cash flow; income or net income; operating income or net operating income; operating profit or net operating profit; operating margin or profit margin; return on operating revenue; return on invested capital; or market segment share. For any performance period, the performance goals may be measured on an absolute basis or relative to a group of peer companies selected by the compensation committee, relative to internal goals or industry benchmarks, or relative to levels attained in prior years. The Committee may change the performance goals each year to any of those listed above and may also change the targets applicable to the performance goals from year to year.

7. Payment of Incentive Bonus. As soon as practicable after the Company has publicly announced its earnings for the fiscal year for which the incentive bonus will be paid, the Committee shall evaluate the Company’s performance to determine the amount of the incentive bonus that has been earned. In performing such evaluation, the Committee shall make adjustments for the following:

(a) cumulative effect of accounting changes;

(b) extraordinary items, as that term is defined in Accounting Principles Board Opinion No. 30;

(c) discontinued operations; and

(d) unusual or infrequently occurring items (less the amount of related income taxes), as that term is used in Accounting Principles Board Opinion No. 30.

The Committee may also specify prior to June 29 of each Plan Year other adjustments to be made with respect to the incentive bonus to be paid for the current Plan Year, including without limitation, adjustments related to asset write-downs; acquisition-related charges; litigation or claim judgments or settlements; the effects of changes in tax law or other laws or provisions affecting reported results; accruals for reorganization and restructuring programs; and unrealized gains or losses on investments.

The Committee shall certify, either in writing or by the adoption of written resolutions, prior to the payment of any incentive bonus under the Plan, that the performance goals applicable to the bonus payment were met. The incentive bonus may be paid in whole or part in the form of cash or stock of the Company in the discretion of the Committee. Shares of stock issued in payment hereunder may be paid under any of the Company’s stock-based incentive plans that provide for grants of stock or stock-based awards. The incentive bonus will be paid by the March 15 following the end of the year for which it was earned, unless deferred under a separate benefit plan of the Company.

8. Termination of Employment. In order to be eligible to receive a bonus under the Plan, a participant must be an employee of the Company at the end of the Plan Year except that the applicable formula may be applied on a pro rata basis in the case of death, disability, retirement or other special circumstances. Any bonus payment to a participant, or the conditions thereof, upon termination of employment that deviate from the terms and conditions otherwise specified herein must be approved by the Committee and will only be considered for approval if such deviation would not, in the opinion of counsel to the Company, limit the Company’s federal income tax deduction for such bonus payment under Section 162(m).

9. Forfeiture of Benefits. In the event a participant is discharged by the Company for cause, as defined by the Committee in the Plan terms for the particular year, then the amount of any benefit provided under the Plan to which the participant would otherwise be entitled shall be forfeited.

10. Employee Rights Under the Plan. Nothing in this Plan shall be construed to:

(a) grant any officer of the Company any claim or right to be granted an award under this Plan;

(b) limit in any way the right of the Company to terminate a participant’s employment with the Company at any time; or

(c) be evidence of any agreement or understanding, express or implied, that the Company will employ a participant in any particular position or at any particular rate of remuneration.

11. Assignments and Transfers. A participant may not assign, encumber or transfer his or her rights and interests under the Plan.

12. Amendment and Termination. The Committee may amend, suspend or terminate the Plan at any time in its sole and absolute discretion; provided, however, that stockholder approval of certain amendments may be required by Section 162(m). Any amendment or termination of the Plan shall not, however, affect the right of a participant to receive any earned but unpaid incentive bonus.

13. Withholding of Taxes. The Company shall deduct from the amount of any incentive bonus paid hereunder any federal or state taxes required to be withheld.

14. Term of Plan. The Plan applies to each of the five Plan Years during the period beginning April 1, 2008 and ending March 31, 2013, unless terminated earlier by the Committee.

15. Performance-Based Compensation under Section 162(m) of the Internal Revenue Code. The Company intends that the incentive bonus paid to an executive officer under the Plan will qualify as performance-based compensation under Section 162(m). Nothing in this Plan precludes the Company from making additional payments or special awards to a participant outside of the Plan that may or may not qualify as performance-based compensation under Section 162(m), provided that such payment or award does not affect the qualification of any bonus paid or payable under the Plan as performance-based compensation.

16. No Vested Interest or Right. At no time before the actual payout of an incentive bonus to any participant under the Plan shall any participant accrue any vested interest or right whatsoever under the Plan, and the Company has no obligation to treat participants identically under the Plan.

002CS-61871

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on July 31, 2008.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/TDW • Follow the steps outlined on the secured website.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Vote by telephone

•        Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•    Follow the instructions provided by the recorded message.

        Annual Meeting Proxy Card

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A Proposals —	The Board of Directors recommends a vote FOR all nominees in Proposal 1 and FOR Proposal 2 and 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold

01 - M. Jay Allison	☐	☐	02 - James C. Day	☐	☐	03 - Richard T. du Moulin	☐	☐

04 - J. Wayne Leonard	☐	☐	05 - Richard A. Pattarozzi	☐	☐	06 - Nicholas Sutton	☐	☐

07 - Cindy B. Taylor	☐	☐	08 - Dean E. Taylor	☐	☐	09 - Jack E. Thompson	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Approval of the terms of the Executive Officer Annual Incentive Plan.	☐	☐	☐	3. Ratification of the selection of Deloitte & Touche LLP as independent registered public accounting firm.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please vote, date, sign and promptly return this proxy. If signing as attorney, executor, officer, or other representative capacity, please indicate title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Proxy — TIDEWATER INC.

This Proxy is solicited on behalf of the Board of Directors

The undersigned appoints Bruce D. Lundstrom and D. Clayton Cambre as proxies, each with power to act alone or by substitution, to vote all shares of the undersigned in Tidewater Inc. on all matters coming before the Annual Meeting of Stockholders of Tidewater Inc. to be held on July 31, 2008, and any adjournments thereof. If the undersigned is a participant in the Tidewater Savings Plan (“Savings Plan”) or in a stock incentive plan sponsored by Tidewater Inc., this proxy card also serves as voting instructions to the Trustees of the Savings Plan to vote at the Annual Meeting, and any adjournment thereof, as specified on the reverse side hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NOT DIRECTED, AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ALL MATTERS LISTED ON THE BACK OF THIS CARD, AND, AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED. THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE